Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

REGENCY CENTERS CORPORATION

and

EQUITY ONE, INC.

Dated as of November 14, 2016

-ii-

Exhibit A	Amendment to Articles of Incorporation of Regency Centers Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2016 (this “Agreement”), is by and between Regency Centers Corporation, a Florida corporation (“Raven”), and Equity One, Inc., a Maryland corporation (“Eagle”). Raven and Eagle are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties wish to effect a business combination through the Merger of Eagle with and into Raven, with Raven being the surviving corporation of the Merger, and in which Merger each outstanding share of Eagle Common Stock, other than Excluded Shares, shall be converted into the right to receive 0.45 (the “Exchange Ratio”) of a newly issued share of Raven Common Stock (the “Merger Consideration”), as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the respective boards of directors of Raven and Eagle has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Raven and Eagle, respectively, and their respective stockholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Gazit-Globe Ltd., MGN America, LLC, Silver Maple (2001) Inc., Ficus, Inc., MGN (USA) Inc., MGN America 2016 LLC, Gazit First Generation LLC and MGN USA 2016, LLC (collectively, the “Gazelle Stockholders”) and Raven have entered into (a) a governance agreement (the “Governance Agreement”), which provides, among other things, for certain post-Closing governance matters and (b) a voting agreement (the “Voting Agreement”), which provides, among other things, that the Gazelle Stockholders will vote all of their respective shares of Eagle Common Stock in favor of the transactions contemplated by this Agreement; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Section 354 and Section 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

MERGER

Section 1.1 Merger.

(a) Merger. Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Eagle shall be merged with and into Raven (the “Merger”). As a result of the Merger, the separate existence of Eagle shall cease, and Raven shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects provided in this Agreement and as specified in the MGCL and the FBCA, as applicable.

(b) Effective Time. The Parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date articles of merger for the Merger with the State Department of Assessment and Taxation of the State of Maryland (the “SDAT”) and the articles of merger for the Merger with the Department of State of the State of Florida (the “DOS”) (as applicable, the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and the FBCA, respectively. The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the SDAT and the DOS or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger (not to exceed 30 days from filing) (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:30 a.m., New York time, on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”).

Section 1.3 Articles and Bylaws of the Surviving Corporation. At the Effective Time, the restated articles of incorporation of Raven as in effect immediately prior to the Effective Time shall be amended in the Merger (such amendment to be in the form attached hereto as Exhibit A, the “Articles Amendment”), and as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. At the Effective Time, the bylaws of Raven as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.4 Directors and Officers of the Surviving Corporation. Subject to Section 5.8, from and after the Effective Time, the directors and officers of Raven immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. Prior to the Closing, the Board of Directors of Eagle shall duly adopt resolutions to give effect to this Section 1.4, including the matters set forth in Section 1.4 of the Eagle Disclosure Letter.

Section 1.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Securities.

(a) Treatment of Eagle Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Raven or Eagle, each share of common stock, par value $0.01, of Eagle (the “Eagle Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Eagle Common Stock owned directly by Raven or Eagle and in each case not held on behalf of third parties (such excluded shares, the “Excluded Shares” and such eligible shares, the “Eligible Shares”), shall be automatically converted into the right to receive the Merger Consideration.

(b) Conversion of Eagle Common Stock. As a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Raven or Eagle, as of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (the “Eagle Book-Entry Shares”) and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (the “Eagle Certificates”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to Section 2.1(a) and any dividends or other distributions pursuant to Section 2.2(c) or Section 5.10(c).

(c) Cancellation of Excluded Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Raven or Eagle, each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(d) Raven Capital Stock. At the Effective Time, each share of capital stock of Raven issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. At or prior to Effective Time, Raven shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Raven and reasonably acceptable to Eagle to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (i) an aggregate number of shares of Raven Common Stock to be issued in uncertificated or book-entry form comprising the number of shares of Raven Common Stock required to be issued pursuant to Section 2.1(a), and (ii) an aggregate amount of cash comprising approximately the amount required to be delivered pursuant to Section 2.2(e). In addition, Raven shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares or pursuant to Section 5.10(c). Such shares of Raven Common Stock, cash in lieu of any fractional shares payable pursuant to Section 2.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement.

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Eligible Shares notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Eagle Certificates or Eagle Book-Entry Shares shall pass, only upon delivery of the Eagle Certificates (or affidavits of loss in lieu of the Eagle Certificates, as provided in Section 2.7) or transfer of the Eagle Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Eagle Book-Entry Shares) (the “Letter of Transmittal”), and (B) instructions for surrendering the Eagle Certificates (or affidavits of loss in lieu of the Eagle Certificates, as provided in Section 2.7) or transferring the Eagle Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares of Raven Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to holders of Eagle Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares, the Merger Consideration, cash in lieu of fractional shares of Raven Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Exchange Agent of Eligible Shares that are represented by Eagle Certificates, by physical surrender of such Eagle Certificate (or affidavit of loss in lieu of an Eagle Certificate, as provided in Section 2.7) or that are Eagle Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Eagle Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Eagle Book-Entry Shares, in accordance with customary procedures and such other procedures as agreed by the Surviving Corporation and the Exchange Agent, the holder of such Eagle Certificate or Eagle Book-Entry Share shall be entitled to receive in exchange therefor (A) that number of whole shares of Raven Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (B) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in

Section 2.2(h)) of (1) any cash in lieu of fractional shares payable pursuant to Section 2.7 plus (2) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c) or Section 5.10(c).

(iii) No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Eagle Certificate or ledger entry relating to Eagle Book-Entry Shares formerly representing shares of Eagle Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.

(iv) In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of Eagle, the proper number of shares of Raven Common Stock, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of cash to be paid upon due surrender of the Eagle Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Eagle Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent and the Surviving Corporation. Payment of the Merger Consideration with respect to Eagle Book-Entry Shares shall only be made to the Person in whose name such Eagle Book-Entry Shares are registered in the stock transfer books of Eagle. Until surrendered as contemplated by this Section 2.2(b), each Eagle Certificate and Eagle Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any amount payable in lieu of fractional shares in accordance with Section 2.2(e), and any dividends or other distributions in accordance with Section 2.2(c) or Section 5.10(c), in each case without interest.

(c) Distributions with Respect to Unexchanged Shares. All shares of Raven Common Stock to be issued in connection with the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Raven in respect of Raven Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Raven Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Eagle Certificate (or affidavit of loss in lieu of the Eagle Certificate as provided in Section 2.7) or Eagle Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Raven Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Raven Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Raven Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of Eagle of the shares of Eagle Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Eagle Certificates or Eagle Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Eagle Common Stock, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Eagle Certificates or Eagle Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Raven Common Stock shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Raven Common Stock but for this Section 2.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Eagle Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the New York Stock Exchange (the “NYSE”), as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Raven Common Stock on the last trading day immediately preceding the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Raven Common Stock described in this Section 2.2(e) to any dividends, voting rights or any other rights in respect of any fractional share of Raven Common Stock. The payment of cash in lieu of fractional shares of Raven Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former stockholders of Eagle who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for delivery of any shares of Raven Common Stock and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1(a), Section 2.2(c), Section 2.2(e) and Section 5.10(c), in each case, without any interest thereon.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Eagle Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding. Each of Raven, Eagle, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted or withheld by Raven, Eagle, the Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Further Assurances. If at any time following the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

Section 2.4 Treatment of Eagle Equity Awards.

(a) Eagle Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each option to purchase shares of Eagle Common Stock granted under the Eagle Equity Plan (each, an “Eagle Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall vest in full, not be assumed by Raven and shall be converted into, and entitle the holder thereof to receive, within seven days following the Effective Time, an amount in cash equal to the product of (i) the number of shares of Eagle Common Stock subject to such Eagle Stock Option as of immediately prior to the Effective Time, and (ii) the excess of (A) the Merger Consideration Cashout Value over (B) the exercise price per share of Eagle Common Stock subject to such Eagle Stock Option. For purposes of this Agreement, “Merger Consideration Cashout Value” shall be equal to the product of (i) the Exchange Ratio and (ii) the closing price per share of Raven Common Stock on the NYSE on the last complete trading day prior to the date on which the Effective Time occurs.

(b) Eagle Restricted Stock Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each award of restricted shares of Eagle Common Stock granted under the Eagle Equity Plan (each, an “Eagle Restricted Stock Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed by Raven and shall be converted into an award of restricted shares of Raven Common Stock (a “Raven Restricted Stock Award”) with respect to a number of whole shares of Raven Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Eagle Common Stock subject to such Eagle Restricted Stock Award as of immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.4(b), each Eagle Restricted Stock Award assumed and converted into a Raven Restricted Stock Award pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding

Eagle Restricted Stock Award as of immediately prior to the Effective Time (including, for the avoidance of doubt, the right to have shares of Raven Common Stock withheld to satisfy any tax liabilities associated with the vesting of such Raven Restricted Stock Award); provided, however, that (i) all Raven Restricted Stock Awards held by Covered Individuals (as defined in Section 5.6(c) of the Eagle Disclosure Letter) and members of the Eagle Board of Directors will vest in full as of the Effective Time, and (ii) if the employment with Raven and its Affiliates of a holder of a Raven Restricted Stock Award is terminated without Cause, by the holder for Good Reason (each, as defined in Section 5.6(a) of the Eagle Disclosure Letter) or due to the holder’s death or disability, such Raven Restricted Stock Award will vest in full as of the date of such termination.

(c) Eagle LTIP Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each award of restricted stock units corresponding to shares of Eagle Common Stock granted under the Eagle Equity Plan or otherwise that vests based on the achievement of performance targets (each, an “Eagle LTIP Award”) that is outstanding as of immediately prior to the Effective Time shall vest in full and be converted into a number of fully vested shares of Raven Common Stock equal to the product obtained by multiplying (i) the number of shares of Eagle Common Stock subject to such Eagle LTIP Award as of immediately prior to the Effective Time by (ii) the Exchange Ratio. For purposes of the immediately preceding sentence, the number of shares of Eagle Common Stock in clause (i) shall be determined based on the actual achievement of all applicable performance goals through the Effective Time, and without proration.

(d) Eagle Actions. Prior to the Effective Time, Eagle shall take such actions as are necessary to provide for the treatment of the Eagle Equity Awards as contemplated by this Section 2.4.

(e) Plans and Awards Assumed by Raven; Raven Actions. At the Effective Time, Raven shall assume all obligations in respect of the Eagle Equity Plan, including each outstanding Eagle Equity Award. Raven shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Raven Common Stock for delivery upon settlement or vesting of the Raven Restricted Stock Awards and Eagle LTIP Awards in accordance with this Section 2.4. If registration of any plan interests in the Eagle Equity Plan or the shares of Raven Common Stock issuable thereunder is required under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on the Closing Date, Raven shall promptly file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Raven Common Stock subject to such awards.

Section 2.5 Employee Stock Purchase Plan. Eagle shall take all necessary action to ensure that (a) no new offering periods under the Eagle 2004 Employee Stock Purchase Plan (“Eagle ESPP”) will commence during the period from the date of this Agreement through the Effective Time, (b) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Eagle ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (c) no individuals shall commence participation in the Eagle ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase shares of Eagle Common Stock as of no later than 10 Business Days prior to the Closing Date and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Closing Date, Eagle shall terminate the Eagle ESPP.

Section 2.6 Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number of issued and outstanding shares of Eagle Common Stock or shares of Raven Common Stock, or securities convertible or exchangeable into shares of Eagle Common Stock or shares of Raven Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Raven with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.7 Lost Certificates. If any Eagle Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Eagle Certificate to be lost, stolen or destroyed and, if requested by Raven, the posting by such Person of a bond, in such reasonable amount as Raven may direct, as indemnity against any claim that may be made against it with respect to such Eagle Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Eagle Certificate, the shares of Raven Common Stock into which the shares of Eagle Common Stock represented by such Eagle Certificate were converted pursuant to Section 2.1(a), any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Eagle. Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Raven by Eagle immediately prior to the execution of this Agreement (the “Eagle Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Eagle Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Eagle SEC Documents filed with the SEC since December 31, 2014 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), Eagle hereby represents and warrants to Raven as follows:

(a) Organization, Standing and Power.

(i) Eagle is duly organized, validly existing and in good standing under the laws of the State of Maryland and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Eagle is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. Eagle and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. Eagle has previously made available to Raven true and complete copies of the articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement or other organizational documents (“Organizational Documents”), as applicable, of Eagle and its Significant Subsidiaries, in each case as in effect as of the date hereof. Eagle’s Organizational Documents are in full force and effect and Eagle is not in violation of any of its Organizational Documents.

(ii) Section 3.1(a)(ii) of the Eagle Disclosure Letter sets forth a true and complete list of each Subsidiary of Eagle, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. The Organizational Documents of Eagle’s Subsidiaries are in full force and effect and Eagle’s Significant Subsidiaries are not in violation of any of their respective Organizational Documents.

(iii) Section 3.1(a)(iii) of the Eagle Disclosure Letter sets forth a true and complete list of each Subsidiary of Eagle that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

(iv) All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Eagle (except for directors’ qualifying shares) are wholly owned, directly or indirectly, by Eagle free and clear of all Liens.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Eagle consists of 250,000,000 shares of Eagle Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Eagle Preferred Stock”). As of the close of business on November 8, 2016 (the “Eagle Capitalization Date”), (A) 145,142,192 shares of Eagle Common Stock were issued and outstanding (including 375,408 shares underlying Eagle Restricted Stock Awards), (B) no shares of Eagle Preferred Stock were issued and outstanding, (C) 7,013,959 shares of Eagle Common Stock were reserved for issuance under the Eagle Equity Plan and the Eagle ESPP, (D) Eagle LTIP Awards relating to 452,728 shares of Eagle Common Stock were outstanding (assuming the achievement of maximum performance), (E) Eagle Stock Options to purchase 200,000 shares of Eagle Common Stock were outstanding with a weighted average strike price of $22.89 and (F) no shares of Eagle capital stock were held by any Subsidiaries of Eagle. All the outstanding shares of Eagle Common Stock are, and all shares of Eagle Common Stock that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii) Section 3.1(b)(ii) of the Eagle Disclosure Letter sets forth a true and complete list, as of the Eagle Capitalization Date, of (A) each Eagle Equity Award, (B) the name of each Eagle Equity Award holder, (C) the number of shares of Eagle Common Stock underlying each Eagle Equity Award, (D) the date on which each Eagle Equity Award was granted, (E) the exercise price of each Eagle Equity Award, if applicable, (F) the expiration date of each Eagle Equity Award, if applicable and (G) the vesting schedule applicable to each Eagle Equity Award.

(iii) Except as set forth in Section 3.1(b)(i) and Section 3.1(b)(ii), as of the date hereof: (A) Eagle does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Eagle Common Stock that have become outstanding after the Eagle Capitalization Date as a result of the exercise of Eagle Stock Options as set forth in Section 3.1(b)(ii) or the issuance of Eagle Common Stock pursuant to the Eagle ESPP in the ordinary course of business consistent with past practice, and (B) other than issuances in connection with Eagle’s ESPP in the ordinary course of business consistent with past practice, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Eagle or any of its Subsidiaries is a party or otherwise bound obligating Eagle or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of Eagle or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Eagle or a wholly owned Subsidiary of Eagle); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Eagle that is not wholly owned.

(iv) No bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of Eagle or any of its Subsidiaries are issued or outstanding.

(v) There are no voting trusts or other agreements or understandings to which Eagle or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Eagle or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(c) Authority; No Violation.

(i) Eagle has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Eagle Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Eagle and the performance by Eagle of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Eagle and all other necessary corporate action on the part of Eagle, other than the receipt of the Eagle Required Vote and the filing of the Articles of Merger with each of the SDAT and the DOS, and no other corporate proceedings on the part of Eagle are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Eagle and constitutes, subject to the execution and delivery by Raven, a valid and binding obligation of Eagle, enforceable against Eagle in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equitable Exceptions”).

(ii) The execution and delivery by Eagle of this Agreement does not, and, except as described in Section 3.1(c)(iii), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Eagle will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Eagle or any Subsidiary of Eagle or result in the creation of any Lien upon any of the properties or assets of Eagle or any Subsidiary of Eagle, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Eagle or any Subsidiary of Eagle or (C) conflict with or result in any violation of any Laws applicable to Eagle or any Subsidiary of Eagle or any of their respective properties or assets, other than in the case of clauses (A), (B) (with respect to Subsidiaries of Eagle that are not Significant Subsidiaries) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE and (D) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the DOS pursuant to the FBCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”) is required by or with respect to Eagle or any of its Subsidiaries in connection with the execution and delivery of this

Agreement by Eagle or the consummation by Eagle of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Eagle has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2014, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Eagle SEC Documents”). As of their respective dates, the Eagle SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Eagle SEC Documents, and none of the Eagle SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Eagle, none of the Eagle SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Eagle has not received any comments from the SEC with respect to any of the Eagle SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Eagle that have not been adequately addressed.

(ii) The financial statements of Eagle included in the Eagle SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Eagle and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(iii) Eagle has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Eagle (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Eagle in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Eagle’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Raven, Eagle’s outside auditors and the audit committee of the Board of Directors of Eagle (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Eagle’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Eagle’s internal control over financial reporting. Since December 31, 2014, any material change in internal control over financial reporting required to be disclosed in any Eagle SEC Document has been so disclosed.

(iv) Since December 31, 2014, neither Eagle nor any of its Subsidiaries nor, to the knowledge of Eagle, any Representative of Eagle or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Eagle or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that Eagle or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(v) There are no liabilities or obligations of Eagle or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (A) liabilities or obligations reflected or reserved against in Eagle’s most recent balance sheet or in the notes thereto contained in the Eagle SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (D) liabilities or obligations that have not and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(vi) Neither Eagle nor any Subsidiary of Eagle is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between Eagle or any Subsidiary of Eagle, on the one hand, and any unconsolidated Affiliate of Eagle or any Subsidiary of Eagle, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Eagle or any Subsidiary of Eagle or any of their financial statements.

(e) Information Supplied. None of the information supplied or to be supplied by Eagle for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Eagle with respect to statements made or incorporated by reference therein based on information supplied by Raven for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. Eagle and each of its Subsidiaries are in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. Neither Eagle nor any of its Subsidiaries has received any written notice since January 1, 2014 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(g) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Eagle, threatened, against or affecting Eagle or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Eagle or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(h) Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect:

(i) Eagle and each of its Subsidiaries have (A) duly and timely filed (or caused to be filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be paid in full on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws;

(ii) in the past five years, neither Eagle nor any of its Subsidiaries has received a written claim, or to the knowledge of Eagle, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of Eagle or any of its Subsidiaries, and neither Eagle nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) no deficiency for Taxes of Eagle or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Eagle’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled;

(v) neither Eagle nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(vi) neither Eagle nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;

(vii) neither Eagle nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled;

(viii) neither Eagle nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(ix) since Eagle’s formation, (A) neither Eagle nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither Eagle nor any of its Subsidiaries have incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Eagle or any of its Subsidiaries;

(x) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Eagle or any of its Subsidiaries, and after the Closing Date neither Eagle nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Tax protection agreements;

(xi) neither Eagle nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Eagle or a Subsidiary of Eagle) or (B) has any liability for the Taxes of any Person (other than Eagle or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(xii) Eagle (A) for all taxable years commencing with its taxable year ended December 31, 1995 through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that will end with the consummation of the Merger) and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Eagle, threatened;

(xiii) each Subsidiary of Eagle has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT.

(xiv) neither Eagle nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code;

(xv) neither Eagle nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(xvi) neither Eagle nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xvii) there is no Tax protection agreement to which Eagle or any of its Subsidiaries is a party;

(xviii) there are no Tax Liens upon any property or assets of Eagle or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(xix) Eagle is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xx) neither Eagle nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Material Contracts. (i) Section 3.1(i) of the Eagle Disclosure Letter sets forth a true, complete and correct list of all Eagle Material Contracts as of the date of this Agreement and (ii) a true, complete and correct copy of each Eagle Material Contract, as of the date of this Agreement, has been made available by Eagle to Raven prior to the date of this Agreement; provided, that, for purposes of the foregoing clauses (i) and (ii), only any Eagle Property with a fair market value of greater than $50,000,000 shall be deemed material for purposes of clause (h)(ii) of the “Eagle Material Contract” definition. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, each of the Eagle Material Contracts is a valid and binding obligation of Eagle or the Subsidiary of Eagle that is a party thereto, and, to the knowledge of Eagle, the other parties thereto, enforceable against Eagle and its Subsidiaries and, to the knowledge of Eagle, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Eagle or any of its Subsidiaries is, and to the knowledge of Eagle no other party is, in breach, default or violation (and no event has occurred or not occurred through Eagle’s or any Subsidiary of Eagle’s action or inaction or, to the knowledge of Eagle, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Eagle Material Contract to which Eagle or any Subsidiary of Eagle is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.1(j)(i) of the Eagle Disclosure Letter contains a true, complete and correct list of each material Benefit Plan sponsored, maintained or contributed by Eagle or any of its Subsidiaries, or which Eagle or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which Eagle or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Eagle Benefit Plans”). No Eagle Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of Eagle or any of its Subsidiaries residing outside of the United States.

(ii) Eagle has made available to Raven prior to the date of this Agreement a true, correct and complete copy of each Eagle Benefit Plan currently in effect and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Eagle Benefit Plan, (C) the most recent determination letter from the IRS (if applicable) for such Eagle Benefit Plan and (D) any material correspondence with a Governmental Entity regarding any Eagle Benefit Plan.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (A) each Eagle Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Eagle Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS as to its qualification, and, to the knowledge of Eagle, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Eagle nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Eagle or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (D) there does not now exist, nor, to the knowledge of Eagle, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Eagle, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Eagle Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Eagle or its Subsidiaries in accordance with the provisions of each of the Eagle Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Eagle in accordance with GAAP and (F) there are no pending or, to the knowledge of Eagle, threatened claims by or on behalf of any Eagle Benefit Plan, by any employee or beneficiary covered under any Eagle Benefit Plan or otherwise involving any Eagle Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(iv) None of Eagle, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, contributes to, or participates in, or has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Eagle or any of its Subsidiaries under any Eagle Benefit Plan, (B) increase any benefits otherwise payable or trigger any other obligation under any Eagle Benefit Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vi) No Eagle Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither Eagle nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Eagle or any of its Subsidiaries.

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (A) there are no pending, or, to the knowledge of Eagle, threatened strikes or lockouts with respect to any employees of Eagle or any of its Subsidiaries (“Eagle Employees”), (B) there is no union organizing effort pending or, to the knowledge of Eagle, threatened against Eagle or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Eagle, threatened with respect to Eagle Employees, and (D) there is no slowdown or work stoppage in effect or, to the knowledge of Eagle, threatened with respect to Eagle Employees, nor has Eagle or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(iii) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, Eagle and its Subsidiaries are, and have been since December 31, 2013, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) From December 31, 2015 through the date of this Agreement, Eagle and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

(ii) Since December 31, 2015, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(m) Board Approval. The Board of Directors of Eagle, by resolutions duly adopted by unanimous vote, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Eagle and its stockholders, (ii) subject to Section 5.4, resolved to recommend that the stockholders of Eagle approve the Merger and directed that such matter be submitted for consideration by Eagle stockholders at the Eagle Stockholders Meeting and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Eagle Common Stock as set forth in Eagle’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement.

(n) Vote Required. The affirmative vote of the holders of shares entitled to cast a majority of all of the votes entitled to be cast on the Merger (the “Eagle Required Vote”) is the only vote of the holders of any class or series of capital stock of Eagle necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

(o) Properties.

(i) Section 3.1(o)(i) of the Eagle Disclosure Letter sets forth a true, correct and complete list of the address of each real property owned or leased by Eagle or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of Eagle and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as an “Eagle Property” and collectively referred to herein as the “Eagle Properties”). Section 3.1(o)(i) of the Eagle Disclosure

Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Eagle or a Subsidiary of Eagle for purchase or which is required under a written agreement to be leased or subleased by Eagle or a Subsidiary of Eagle after the date of this Agreement. Except as set forth on Section 3.1(o)(i) of the Eagle Disclosure Letter, there are no real properties that Eagle or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of Eagle or any of its Subsidiaries owns or leases any real property which is not set forth on Section 3.1(o)(i) of the Eagle Disclosure Letter.

(ii) Eagle or a Subsidiary of Eagle owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Eagle Properties, in each case free and clear of Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(iii) Since December 31, 2014, (A) neither Eagle nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Eagle Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Eagle Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Eagle Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, or (2) written notice of any uncured violation of any Laws affecting any of the Eagle Properties which would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect and (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, none of Eagle nor any Subsidiary of Eagle has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Eagle Properties.

(iv) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of Eagle Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Eagle Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Eagle Properties has failed to be obtained or is not in full force and effect, and neither Eagle nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(v) True and complete copies of all leases (“Eagle Leases”) with anchor tenants affecting the interest of Eagle or any of its Subsidiaries in the Eagle Properties that are, individually, in excess of 20,000 square feet, in each case in effect as of the date of this Agreement (the “Material Eagle Leases”), have been made available by Eagle to Raven. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (A) neither Eagle nor any of its Subsidiaries is and, to the knowledge of Eagle, no other party is in breach or violation of, or default under, any Material Eagle Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Eagle Lease by Eagle or any of its Subsidiaries, or, to the knowledge of Eagle, any other party thereto in each case, with or without notice or lapse of time or both, and no tenant under a Material Eagle Lease is in monetary default under such Material Eagle Lease, and (C) each Material Eagle Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Eagle or a Subsidiary of Eagle and, to the knowledge of Eagle, with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions; provided that for the purposes of clauses (A) and (B) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Eagle Lease if such monetary breach, violation or default has continued for a period of less than 60 days and is with respect to an amount less than $1,000,000.

(vi) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Material Eagle Lease for which the purchase has not closed prior to the date of this Agreement.

(vii) Except as set forth in Contracts made available to Raven prior to the date of this Agreement, there are no agreements to enter into any contract for sale or ground lease or letter of intent to sell or ground lease any Eagle Property or any portion thereof, which, in each case, is in favor of any party other than Eagle or a Subsidiary of Eagle (an “Eagle Third Party”).

(viii) Except pursuant to a lease affecting any Eagle Property, neither Eagle nor any of its Subsidiaries is a party to any agreement pursuant to which Eagle or any of its Subsidiaries manages, or manages the development of, any material real property for any Eagle Third Party.

(ix) Eagle or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Eagle Property that is owned in fee or ground leased (each, an “Eagle Title Insurance Policy”). Since January 1, 2014, no written claim has been made against any Eagle Title Insurance Policy, which has had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(x) Eagle and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. None of Eagle’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(xi) Neither Eagle nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Eagle Properties which have had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, or (B) received written notice of any physical damage to any Eagle Properties which has had or would reasonably be expected have, individually or in the aggregate, an Eagle Material Adverse Effect.

(p) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect:

(i) (A) Eagle, each of its Subsidiaries and each of the Eagle Properties are in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of Eagle, threatened against Eagle or any of its Subsidiaries under any applicable Environmental Laws; and (C) Eagle has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Eagle or any of its Subsidiaries which remains unresolved.

(ii) To the knowledge of Eagle, neither Eagle nor any of its Subsidiaries has used, generated, stored, treated or handled any Hazardous Materials, including on the Eagle Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Eagle Properties in violation of applicable Environmental Laws. To the knowledge of Eagle, neither Eagle nor any of its Subsidiaries has caused a release of Hazardous Materials, including on the Eagle Properties, and, to the knowledge of Eagle, no other Person has caused a release or threatened release of Hazardous Materials on the Eagle Properties (and no such Eagle Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.

(iii) To the knowledge of Eagle, all Hazardous Material which has been removed from any Eagle Properties and any properties formerly owned, leased or operated by Eagle was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(q) Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (i) Eagle and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Eagle Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither Eagle nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of Eagle, there are no infringements of or conflicts with, the rights of others with respect to the use of any Eagle Intellectual Property and (iii) to the knowledge of Eagle, no Person is infringing on or conflicting with any rights of the Eagle Intellectual Property.

(r) Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by Eagle and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Eagle and its Subsidiaries and for the operation of the Eagle Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Eagle nor any of its Subsidiaries has received any claim or notice indicating that Eagle or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of Eagle no such noncompliance exists.

(s) Insurance. Eagle and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Eagle or the applicable Subsidiary of Eagle has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Eagle nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Eagle or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Eagle’s industry.

(t) Investment Company Act of 1940. Neither Eagle nor any Subsidiary of Eagle is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither Eagle nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Eagle has employed Barclays Capital Inc. and Citigroup Global Markets Inc. as its financial advisors. No Affiliate of Eagle (other than as provided in the immediately preceding sentence) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement or the Governance Agreement that would be the responsibility or liability of Eagle or any of its Subsidiaries.

(v) Opinion of Eagle Financial Advisor. Eagle has received the opinion of its financial advisor, Barclays Capital Inc., to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Eagle Common Stock. A true and correct copy of such opinion will be provided to Raven by Eagle solely for informational purposes within three Business Days after the date of this Agreement.

(w) Related Party Transactions. There are no Contracts, and since December 31, 2014, there have not been any arrangements or transactions, between or among Eagle or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of Eagle), directors or stockholders (including beneficial holders) of Eagle, or any Affiliates of the foregoing, on the other hand.

(x) No Additional Representations. Except for the representations and warranties contained in Section 3.2, Eagle acknowledges that neither Raven nor any Subsidiary or Representative of Raven makes, and Eagle acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Raven or with respect to any other information provided or made available to Eagle in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Eagle or to Eagle’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 3.2 Representations and Warranties of Raven. Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Eagle by Raven immediately prior to the execution of this Agreement (the “Raven Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Raven Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Raven SEC Documents filed with the SEC since December 31, 2014 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), Raven hereby represents and warrants to Eagle as follows:

(a) Organization, Standing and Power. Raven is duly organized, validly existing and in good standing under the laws of the State of Florida and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Raven is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. Raven and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. Raven has previously made available to Eagle true and complete copies of the Organizational Documents, as applicable, of Raven and Regency Centers, L.P., a Delaware limited partnership (the “Raven Operating Partnership”), in each case as in effect as of the date hereof. Raven’s and the Raven Operating Partnership’s Organizational Documents are in full force and effect, and Raven and the Raven Operating Partnership are not in violation of any of their respective Organizational Documents.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Raven consists of 150,000,000 shares of Raven Common Stock, 10,000,000 shares of Raven Special Common Stock and 30,000,000 shares of Raven Preferred Stock. As of the close of business on November 8, 2016 (the “Raven Capitalization Date”), (A) 104,493,307 shares of Raven Common Stock were issued and outstanding, (B) 10,000,000 shares of 6.625% Series 6 Cumulative Redeemable Preferred Stock, $0.01 par value, of Raven (“Series 6 Raven Preferred Stock”) were issued and outstanding, (C) 3,000,000 shares of 6.000% Series 7 Cumulative Redeemable Preferred Stock, $0.01 par value, of Raven (“Series 7 Raven Preferred Stock”) were issued and outstanding, (D) 154,170 shares of Raven Common Stock were issuable upon exchange of limited partnership units of the Raven Operating Partnership, (E) 2,544,099 shares of Raven Common Stock were reserved for issuance under the Raven Equity Plans (including 748,210 shares underlying Raven Restricted Stock Awards), (F) Raven Stock Options to purchase 8,740 shares of Raven Common Stock were outstanding and (G) no shares of Raven capital stock were held by Subsidiaries of Raven. All the outstanding shares of Raven Common Stock and Raven Preferred Stock are, and all shares of Raven Common Stock that may be issued prior to the Effective Time or in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii) Except as set forth in Section 3.2(b)(i), as of the date hereof: (A) Raven does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Raven Common Stock that have become outstanding after the Raven Capitalization Date as a result of the exercise of Raven Stock Options outstanding as of the Raven Capitalization Date, any conversion of any shares of Raven Preferred Stock in accordance with the terms thereof, the exchange of limited partnership units of the Raven Operating Partnership outstanding as of the Raven Capitalization Date and issuances pursuant to Raven’s dividend reinvestment and stock purchase plan, and (B) other than issuances in connection with the settlement under Raven’s forward sale agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Raven or any of its Subsidiaries is a party or otherwise bound obligating Raven or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of Raven or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Raven or a wholly owned Subsidiary of Raven); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Raven, other than the Raven Operating Partnership, that is not wholly owned by Raven or the Raven Operating Partnership.

(iii) No Voting Debt of Raven or any of its Subsidiaries is issued or outstanding.

(iv) Other than the Governance Agreement and the Voting Agreement, there are no voting trusts or other agreements or understandings to which Raven or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Raven or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(c) Authority; No Violation.

(i) Raven has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Raven Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Raven and the performance by Raven of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Raven and all other necessary corporate action on the part of Raven, other than the receipt of the Raven Required Vote and the filing of the Articles of Merger with each of the SDAT and the DOS, and no other corporate proceedings on the part of Raven are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Raven and constitutes, subject to the execution and delivery by Eagle, a valid and binding obligation of Raven, enforceable against Raven in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions.

(ii) The execution and delivery by Raven of this Agreement does not, and, except as described in Section 3.2(c)(iii), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Raven will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Raven or any Subsidiary of Raven or result in the creation of any Lien upon any of the properties or assets of Raven or any Subsidiary of Raven, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Raven or any Subsidiary of Raven or (C) conflict with or result in any violation of any Laws applicable to Raven or any Subsidiary of Raven or any of their respective properties or assets, other than in the case of clauses (A), (B) (with respect to Subsidiaries of Raven that are not Significant Subsidiaries) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE and (D) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the DOS pursuant to the FBCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Raven or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Raven or the consummation by Raven of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Raven has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2014, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Raven SEC Documents”). As of their respective dates, the Raven SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Raven SEC Documents, and none of the Raven SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Raven, none of the Raven SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Raven has not received any comments from the SEC with respect to any of the Raven SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Raven that have not been adequately addressed.

(ii) The financial statements of Raven included in the Raven SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Raven and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(iii) Raven has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Raven (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Raven in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Eagle’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Eagle, Raven’s outside auditors and the audit committee of the Board of Directors of Raven (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Raven’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Raven’s internal control over financial reporting. Since December 31, 2014, any material change in internal control over financial reporting required to be disclosed in any Raven SEC Document has been so disclosed.

(iv) Since December 31, 2014, neither Raven nor any of its Subsidiaries nor, to the knowledge of Raven, any Representative of Raven or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Raven or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that Raven or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(v) There are no liabilities or obligations of Raven or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (A) liabilities or obligations reflected or reserved against in Raven’s most recent balance sheet or in the notes thereto contained in the Raven SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (D) liabilities or obligations that have not and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(vi) Neither Raven nor any Subsidiary of Raven is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between Raven or any Subsidiary of Raven, on the one hand, and any unconsolidated Affiliate of Raven or any Subsidiary of Raven, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Raven or any Subsidiary of Raven or any of their financial statements.

(e) Information Supplied. None of the information supplied or to be supplied by Raven for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Raven with respect to statements made or incorporated by reference therein based on information supplied by Eagle for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. Raven and each of its Subsidiaries are in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. Neither Raven nor any of its Subsidiaries has received any written notice since January 1, 2014 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(g) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Raven, threatened, against or affecting Raven or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Raven or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(h) Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect:

(i) Raven and each of its Subsidiaries have (A) duly and timely filed (or caused to be filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be paid in full on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws;

(ii) in the past five (5) years, neither Raven nor any of its Subsidiaries has received a written claim, or to the knowledge of Raven, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of Raven or any of its Subsidiaries, and neither Raven nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) no deficiency for Taxes of Raven or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Raven’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled;

(v) neither Raven nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(vi) neither Raven nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;

(vii) neither Raven nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled;

(viii) neither Raven nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(ix) since Raven’s formation, (A) neither Raven nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither Raven nor any of its Subsidiaries have incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Raven or any of its Subsidiaries;

(x) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Eagle or any of its Subsidiaries, and after the Closing Date neither Raven nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Tax protection agreements;

(xi) neither Raven nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Raven or a Subsidiary of Eagle) or (B) has any liability for the Taxes of any Person (other than Raven or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(xii) Raven (A) for all taxable years commencing with its taxable year ended December 31, 1993 through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Effective Time) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Raven, threatened;

(xiii) each Subsidiary of Raven has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT;

(xiv) neither Raven nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code;

(xv) neither Raven nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(xvi) neither Raven nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xvii) there is no Tax protection agreement to which Raven or any of its Subsidiaries is a party;

(xviii) there are no Tax Liens upon any property or assets of Raven or any of its Subsidiaries, except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(xix) Raven is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xx) neither Raven nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Material Contracts. Section 3.2(i) of the Raven Disclosure Letter sets forth a true, complete and correct list of all Raven Material Contracts as of the date of this Agreement. A true, complete and correct copy of each Raven Material Contract, as of the date of this Agreement, has been made available by Raven to Eagle prior to the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, each of the Raven Material Contracts is a valid and binding obligation of Raven or the Subsidiary of Raven that is a party thereto, and, to the knowledge of Raven, the other parties thereto, enforceable against Raven and its Subsidiaries and, to the knowledge of Raven, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Raven or any of its Subsidiaries is, and to the knowledge of Raven no other party is, in breach, default or violation (and no event has occurred or not occurred through Raven’s or any Subsidiary of Raven’s action or inaction or, to the knowledge of Raven, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Raven Material Contract to which Raven or any Subsidiary of Raven is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(j) Benefit Plans.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (A) each Benefit Plan sponsored, maintained or contributed by Raven or any of its Subsidiaries or which Raven or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which Raven or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Raven Benefit Plans”) has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Raven Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or is the subject of a favorable opinion letter from the IRS as to its qualification, and, to the knowledge of Raven, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Raven nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Raven or any of its Subsidiaries pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (D) there does not now exist, nor, to the knowledge of Raven, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Raven, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Raven Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Raven or its Subsidiaries in accordance with the provisions of each of the Raven Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Raven in accordance with GAAP and (F) there are no pending or, to the knowledge of Raven, threatened claims by or on behalf of any Raven Benefit Plan, by any employee or beneficiary covered under any Raven Benefit Plan or otherwise involving any Raven Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(ii) None of Raven, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, contributes to, or participates in, or has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

(iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Raven or any of its Subsidiaries under any Raven Benefit Plan, (B) increase any benefits otherwise payable or trigger any other obligation under any Raven Benefit Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv) No Raven Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither Raven nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Raven or any of its Subsidiaries.

(ii) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (A) there are no pending, or, to the knowledge of Raven, threatened strikes or lockouts with respect to any employees of Raven or any of its Subsidiaries (“Raven Employees”), (B) there is no union organizing effort pending or, to the knowledge of Raven, threatened against Raven or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Raven, threatened with respect to Raven Employees and (D) there is no slowdown or work stoppage in effect or, to the knowledge of Raven, threatened with respect to Raven Employees, nor has Raven or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(iii) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, Raven and its Subsidiaries are, and have been since December 31, 2013, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) Since December 31, 2015 through the date of this Agreement, Raven and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

(ii) Since December 31, 2015, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(m) Board Approval. The Board of Directors of Raven, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, the issuance of Raven Common Stock in connection with the Merger (the “Raven Stock Issuance “) and the

Articles Amendment, to be advisable and in the best interests of Raven and its stockholders, (ii) subject to Section 5.4, resolved to recommend that the stockholders of Raven approve this Agreement, the Merger, the Raven Stock Issuance and the Articles Amendment, and direct that such matters be submitted for consideration by Raven stockholders at the Raven Stockholders Meeting, and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Raven Common Stock as set forth in Raven’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement.

(n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Raven Common Stock to approve the Merger Agreement, the Merger and the Articles Amendment and the affirmative vote of the holders of a majority of the shares of Raven Common Stock cast at the Raven Stockholders Meeting to approve the increase of the size of the Board of Directors of Raven to 12 directors (collectively, the “Raven Required Vote”) are the only votes of the holders of any class or series of shares of capital stock of Raven necessary to approve this Agreement and the transactions contemplated hereby (including the Merger, the Amended and Restated Article of Incorporation and the Raven Stock Issuance).

(o) Properties.

(i) Section 3.2(o)(i) of the Raven Disclosure Letter sets forth a true, correct and complete list of the address of each real property owned or leased by Raven or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of Raven and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as an “Raven Property” and collectively referred to herein as the “Raven Properties”). Section 3.2(o)(i) of the Raven Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Raven or a Subsidiary of Raven for purchase or which is required under a written agreement to be leased or subleased by Raven or a Subsidiary of Raven after the date of this Agreement. Except as set forth on Section 3.2(o)(i) of the Raven Disclosure Letter, there are no real properties that Raven or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of Raven or any of its Subsidiaries owns or leases any real property which is not set forth on Section 3.2(o)(i) of the Raven Disclosure Letter.

(ii) Raven or a Subsidiary of Raven owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Raven Properties, in each case, free and clear of Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(iii) Since December 31, 2014, (A) neither Raven nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Raven Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Raven Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Raven Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, or (2) written notice of any uncured violation of any Laws affecting any of the Raven Properties which would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, and (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, none of Raven nor any Subsidiary of Raven has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Raven Properties.

(iv) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Raven Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Raven Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Raven Properties has failed to be obtained or is not in full force and effect, and neither Raven nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(v) True and complete copies of all leases (“Raven Leases”) with anchor tenants affecting the interest of Raven or any of its Subsidiaries in the Raven Properties that are, individually, in excess of 20,000 square feet, in each case in effect as of the date of this Agreement (the “Material Raven Leases”), have been made available by Raven to Eagle. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (A) neither Raven nor any of its Subsidiaries is and, to the knowledge of Raven, no other party is in breach or violation of, or default under, any Material Raven Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Raven Lease by Raven or any of its Subsidiaries, or, to the knowledge of Raven, any other party thereto in each case, with or without notice or lapse of time or both, and no tenant under a Material Raven Lease is in monetary default under such Material Raven Lease, and (C) each Material Raven Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Raven or a Subsidiary of Raven and, to the knowledge of Raven, with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions; provided that for the purposes of clauses (A) and (B) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Raven Lease if such monetary breach, violation or default has continued for a period of less than 60 days and is with respect to an amount less than $1,000,000.

(vi) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Material Raven Lease for which the purchase has not closed prior to the date of this Agreement.

(vii) Except as set forth in Contracts made available to Eagle prior to the date of this Agreement, there are no agreements to enter into any contract for sale or ground lease or letter of intent to sell or ground lease any Raven Property or any portion thereof, which, in each case, is in favor of any party other than Raven or a Subsidiary of Raven (a “Raven Third Party”).

(viii) Except pursuant to a lease affecting any Raven Property, neither Raven nor any of its Subsidiaries is a party to any agreement pursuant to which Raven or any of its Subsidiaries manages, or manages the development of, any material real property for any Raven Third Party.

(ix) Raven or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Raven Property that is owned in fee or ground leased (each, a “Raven Title Insurance Policy”). Since January 1, 2014, no written claim has been made against any Raven Title Insurance Policy, which has had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(x) Raven and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. None of Raven’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(xi) Neither Raven nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Raven Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, or (B) received written notice of any physical damage to any Raven Properties which has had or would reasonably be expected have, individually or in the aggregate, a Raven Material Adverse Effect.

(p) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect:

(i) (A) Raven, each of its Subsidiaries and each of the Raven Properties are in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of Raven, threatened against Raven or any of its Subsidiaries under any applicable Environmental Laws; and (C) Raven has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Raven or any of its Subsidiaries which remains unresolved.

(ii) To the knowledge of Raven, neither Raven nor any its Subsidiaries has used, generated, stored, treated or handled any Hazardous Materials, including on the Raven Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Raven Properties in violation of applicable Environmental Laws. To the knowledge of Raven, neither Raven nor any of its Subsidiaries has caused a release of Hazardous Materials, including on the Raven Properties, and, to the knowledge of

Raven, no other Person has caused a release or threatened release of Hazardous Materials on the Raven Properties (and no such Raven Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.

(iii) To the knowledge of Raven, all Hazardous Material which has been removed from any Raven Properties and any properties formerly owned, leased or operated by Raven was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(q) Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (i) Raven and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Raven Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither Raven nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of Raven, there are no infringements of or conflicts with, the rights of others with respect to the use of any Raven Intellectual Property and (iii) to the knowledge of Raven, no Person is infringing on or conflicting with any rights of the Raven Intellectual Property.

(r) Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (i) the Permits held by Raven and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Raven and its Subsidiaries and for the operation of the Raven Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Raven nor any of its Subsidiaries has received any claim or notice indicating that Raven or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of Raven no such noncompliance exists.

(s) Insurance. Raven and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Raven or the applicable Subsidiary of Raven has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Raven nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Raven or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Raven’s industry.

(t) Investment Company Act of 1940. Neither Raven nor any Subsidiary of Raven is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither Raven nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Raven has employed J.P. Morgan Securities LLC as its financial advisor.

(v) Opinion of Raven Financial Advisor. Raven has received the opinion of its financial advisor, J.P. Morgan Securities LLC, to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Raven. A true and correct copy of such opinion will be provided to Eagle by Raven solely for informational purposes within three Business Days after the date of this Agreement.

(w) Related Party Transactions. There are no Contracts, and since December 31, 2014 there have not been any arrangements or transactions, between or among Raven or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of Raven), directors or stockholders (including beneficial holders) of Raven, or any Affiliates of the foregoing, on the other hand.

(x) No Additional Representations. Except for the representations and warranties contained in Section 3.1, Raven acknowledges that neither Eagle nor any Subsidiary or Representative of Eagle makes, and Raven acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Eagle or with respect to any other information provided or made available to Raven in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Raven or to Raven’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of Eagle.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Eagle Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Eagle or any of its Subsidiaries, or (iv) with Raven’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Eagle shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of Eagle as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Eagle Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Eagle or any of its Subsidiaries, or (iv) with Raven’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Eagle shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.1(b) such action or inaction shall be deemed permitted pursuant to Section 4.1(a)):

(i) amend any of its Organizational Documents or waive any provision thereunder;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Eagle or any of its Subsidiaries;

(iii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Eagle or any of its Subsidiaries or other equity securities or ownership interests in Eagle or any of its Subsidiaries, except for (A) the declaration and payment by Eagle of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.22 per share of Eagle Common Stock, and (B) the declaration and payment of dividends or other distributions to Eagle by any direct or indirect wholly owned Subsidiary of Eagle; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.1(b)(iv), Eagle and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section

860 of the Code, reasonably necessary for Eagle or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Eagle Distribution”);

(v) except for (A) issuances of shares of Eagle Common Stock upon the exercise or settlement of Eagle Equity Awards in accordance with the terms of the Eagle Equity Plan and awards as in effect on the date of this Agreement, (B) issuances of shares of Eagle Common Stock under the Eagle ESPP as in effect on the date of this Agreement, subject to the terms of this Agreement, and (C) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Eagle or issuance of any directors’ qualifying shares in accordance with applicable Law, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Eagle’s capital stock or other equity interests or that of a Subsidiary of Eagle, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Eagle Equity Plan, the Eagle ESPP or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of Eagle to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for acquisitions of shares of Eagle Common Stock tendered by holders of Eagle Equity Awards in accordance with the terms of the Eagle Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(vii) enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization or reorganization, including any bankruptcy related action or reorganization, in each case other than transactions solely between or among wholly owned Subsidiaries of Eagle;

(viii) other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset or stock purchase or otherwise) and other business combinations and acquisitions (collectively, “Acquisitions”) (A) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (B) for which the fair market value of the total consideration paid by Eagle and its Subsidiaries in such Acquisitions does not exceed $5,000,000 individually, or $10,000,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case other than transactions solely between or among wholly owned Subsidiaries of Eagle;

(ix) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Eagle Property or any other assets of Eagle or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $5,000,000 individually and $10,000,000 per calendar quarter in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of Eagle, and (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to Raven prior to the date of this Agreement;

(x) incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Eagle), except (A) Indebtedness incurred under the Eagle Revolving Credit Facility for working capital purposes in the ordinary course of business, (B) Indebtedness of any wholly owned Subsidiary of Eagle to Eagle or to another wholly owned Subsidiary of Eagle, and (C) the refinancing of any existing Indebtedness of Eagle or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing and (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of Eagle or any of its Subsidiaries under, or result in the creation of any lien under such Indebtedness, or would reasonably likely require the preparation of separate financial statements of Eagle and/or any of its Subsidiaries following the Closing;

(xi) change its methods of accounting or accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or the SEC;

(xii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Eagle Material Contract (or any Contract that, if existing as of the date of this Agreement, would be an Eagle Material Contract), except for (A) any action permitted under Section 4.1(b)(iii), clauses (A) through (C) of Section 4.1(b)(x) or under Section 4.1(b)(xiii), or (B) any termination or renewal in accordance with the terms of any existing Eagle Material Contract that occurs automatically without any action by Eagle or any of its Subsidiaries;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Eagle Lease (or any lease for real property that, if existing as of the date hereof, would be an Eagle Lease), except for (A) entering into any new lease or renewing any Eagle Lease in the ordinary course of business on market terms so long as such new lease or Eagle Lease, as applicable, comprises less than 15,000 square feet of leased space, (B) terminating any Eagle Lease as a result of a default by the counterparty to such Eagle Lease (in accordance with the terms of such Eagle Lease and subject to any applicable cure period therein) or (C) any termination or renewal in accordance with the terms of any existing Eagle Lease that occurs automatically without any action by Eagle or any of its Subsidiaries;

(xiv) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Eagle or a wholly owned Subsidiary of Eagle to Eagle or another wholly owned Subsidiary of Eagle, or (B) loans or advances required to be made under any Eagle Lease;

(xv) take any action, or fail to take any action, which would reasonably be expected to cause Eagle to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xvi) make or commit to make any capital expenditures other than as contemplated in Section 4.1(b)(xvi) of the Eagle Disclosure Letter per calendar quarter, such that no capital expenditures shall be made in a calendar quarter that exceed the applicable quarterly amount set forth in Section 4.1(b)(xvi) of the Eagle Disclosure Letter; provided that the limit for any calendar quarter shall be deemed increased by the amount of capital expenditure not made (relative to the projections set forth in Section 4.1(b)(xvi)) in any applicable prior calendar quarters;

(xvii) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Eagle’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Eagle as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Eagle or any of its Subsidiaries or the Surviving Corporation following the Effective Time, and (C) do not provide for any admission of any liability by Eagle or any of its Subsidiaries;

(xx) except as required by any Eagle Benefit Plan in effect as of the date hereof, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including Eagle Equity Awards) or long-term cash awards to, any current or former directors, employees or other individual service providers of Eagle or any of its Subsidiaries, (B) grant or provide any change of control, severance or retention payments or benefits to any director, employee or other individual service provider of Eagle or any of its Subsidiaries, (C) establish, adopt, enter into or materially amend any Eagle Benefit Plan or any other plan, policy, program, agreement or arrangement that would be an Eagle Benefit Plan if in effect on the date hereof (other than amendments in the ordinary course of business consistent with past practice to Eagle Benefit Plans that do not provide for or govern severance or retention or Eagle Equity Awards, which amendments would not contravene the other covenants set forth in this Section 4.1(b)(xx) or result in a material increase in cost to Eagle of maintaining such Eagle Benefit Plan or other plan, trust, fund, policy or arrangement), (D) enter into or amend any collective bargaining agreement or similar agreement, (E) hire, promote or terminate the employment (other than for cause) of any employee of Eagle or any of its Subsidiaries with a total annual compensation opportunity in excess of $100,000, (F) hire, promote or terminate the employment (other than for cause) of any employee of Eagle or any of its Subsidiaries with a total annual compensation opportunity at or below $100,000, other than in the ordinary course of business consistent with past practice to fill a vacancy that arises due to a departure after the date of this Agreement and only after consulting with Raven reasonably in advance of any such hiring, promotion or termination and considering Raven’s input in good faith, or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Eagle Benefit Plan; provided, however, that the foregoing clauses (A), (B) and (C) shall not restrict Eagle or any of its Subsidiaries from entering into or making available to newly hired or promoted employees who are hired or promoted as permitted by this Agreement, in each case in the ordinary course of business, compensation and benefits plans, programs, policies, agreements and arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xxi) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xx);

(xxii) enter into any development Contract with any Governmental Entity (for the avoidance of doubt, other than with respect to any permits or the application to a Governmental Entity for rezoning or other entitlements);

(xxiii) demolish or enter into any Contract to demolish any material structures on any of the Eagle Properties; or

(xxiv) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit Eagle from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Eagle, upon advice of counsel to Eagle, is reasonably necessary for Eagle to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Eagle in accordance with this Agreement or otherwise.

(d) Eagle shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(c) and Section 6.3(d), (ii) deliver to Kirkland & Ellis LLP and Wachtell, Lipton, Rosen & Katz an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Eagle, containing representations of Eagle as shall be reasonably necessary or appropriate to enable Kirkland & Ellis LLP and Wachtell, Lipton, Rosen & Katz to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (an “Eagle Tax Representation Letter”), and (iii) deliver to Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Eagle and containing representations of Eagle as shall be reasonably necessary or appropriate to enable Kirkland & Ellis LLP to render the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

Section 4.2 Covenants of Raven.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Raven Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Raven or any of its Subsidiaries, or (iv) with Eagle’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Raven shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of Raven as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Raven Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Raven or any of its Subsidiaries, or (iv) with Eagle’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Raven shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.2(b) such action or inaction shall be deemed permitted pursuant to Section 4.2(a)):

(i) amend any of its Organizational Documents or waive any provision thereunder;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Raven or any of its Subsidiaries;

(iii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Raven or any of its Subsidiaries or other equity securities or ownership interests in Raven or any of its Subsidiaries, except for (A) the declaration and payment by Raven of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.50 per share of Raven Common Stock, (B) the declaration and payment by Raven of dividends pursuant to the terms of the Series 6 Raven Preferred Stock and Series 7 Raven Preferred Stock, (C) the declaration and payment of pro rata dividends or other distributions by the Raven Operating Partnership, and (D) the declaration and payment of dividends or other distributions to Raven or the Raven Operating Partnership by any direct or indirect wholly owned Subsidiary of Raven; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.2(b)(iv), Raven and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Raven or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Raven Distribution”);

(v) except for (A) issuances of shares of Raven Common Stock upon the exercise or settlement of Raven equity awards in accordance with the terms of the applicable Raven Equity Plan and awards as in effect on the date of this Agreement, (B) grants of Raven equity awards made in the ordinary course of business consistent with past practice, (C) issuances of shares of Raven Common Stock upon the exchange or conversion of limited partnership units of the Raven Operating Partnership, (D) issuances of partnership units by the Raven Operating Partnership to Raven, (E) issuances of up to 1,250,000 shares of Raven Common Stock in connection with the settlement under the forward sale agreement described in Raven’s Form 10-Q for the quarter ended September 30, 2016, and (F) issuances by a wholly owned Subsidiary of its capital stock or other equity interests to its parent or to another wholly owned Subsidiary of Raven or issuance of any directors’ qualifying shares in accordance with applicable Law, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Raven’s capital stock or other equity interests or that of a Subsidiary of Raven, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Raven Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of Eagle to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for acquisitions of shares of Raven Common Stock tendered by holders of Raven equity awards in accordance with the terms of the applicable Raven Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(vii) enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization or reorganization, including any bankruptcy related action or reorganization, in each case other than transactions solely between or among wholly owned Subsidiaries of Raven;

(viii) other than Acquisitions (A) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (B) for which the fair market value of the total consideration paid by Raven and its Subsidiaries in such Acquisitions does not exceed $20,000,000 individually, or $40,000,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case other than transactions solely between or among wholly owned Subsidiaries of Raven;

(ix) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Raven Property or any other assets of Raven or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $20,000,000 individually and $40,000,000 per calendar quarter in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of Raven and (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to Eagle prior to the date of this Agreement;

(x) incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Raven), except (A) Indebtedness incurred under Raven’s existing revolving credit facility for working capital purposes in the ordinary course of business, (B) Indebtedness of any wholly owned Subsidiary of Raven to Raven or to another wholly owned Subsidiary of Raven, and (C) the refinancing of any existing Indebtedness of Raven or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

(xi) change its methods of accounting or accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or the SEC;

(xii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Raven Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Raven Material Contract), except for (A) any action permitted under Section 4.2(b)(iii), clauses (A) through (C) of Section 4.2(b)(x) or under Section 4.2(b)(xiii), (B) entering into any new Contract or renewing any Contract in the ordinary course of business consistent with past practice on market terms or (C) any termination or renewal in accordance with the terms of any existing Raven Material Contract that occurs automatically without any action by Raven or any of its Subsidiaries;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Raven Lease (or any lease for real property that, if existing as of the date hereof, would be a Raven Lease), except for (A) entering into any new lease or renewing any Raven Lease in the ordinary course of business consistent with past practice on market terms, (B) terminating any Raven Lease as a result of a default by the counterparty to such Raven Lease (in accordance with the terms of such Raven Lease and subject to any applicable cure period therein), or (C) any termination or renewal in accordance with the terms of any existing Raven Lease that occurs automatically without any action by Raven or any of its Subsidiaries;

(xiv) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Raven or a wholly owned Subsidiary of Raven to Raven or another wholly owned Subsidiary of Raven, or (B) loans or advances required to be made under any Raven Lease;

(xv) take any action, or fail to take any action, which would reasonably be expected to cause Raven to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xvi) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xvii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Raven’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Raven as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $5,000,000 individually or $15,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Raven or any of its Subsidiaries, and (C) do not provide for any admission of any liability by Raven or any of its Subsidiaries;

(xix) except as required by a Raven Benefit Plan, grant any new equity-based awards to any current or former directors, employees or other individual service providers of Raven or any of its Subsidiaries, other than any equity-based awards granted in the ordinary course of business consistent with past practice;

(xx) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xix); or

(xxi) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit Raven from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Raven, upon advice of counsel to Raven, is reasonably necessary for Raven to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Raven in accordance with this Agreement or otherwise.

(d) Raven shall (i) use its reasonable best efforts to obtain opinions of counsel described in Section 6.2(d) and Section 6.3(c), (ii) deliver to Wachtell, Lipton, Rosen & Katz and Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Raven, containing representations of Raven as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz and Kirkland & Ellis LLP to render the opinions described in Section 6.3(c) and Section 6.2(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Raven Tax Representation Letter”); and (iii) deliver to Foley & Lardner LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Raven, containing representations of Raven as shall be reasonably necessary or appropriate to enable Foley & Lardner LLP to render the opinion described in Section 6.2(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within 40 days after the date of this Agreement), Raven and Eagle shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Eagle stockholders at the Eagle Stockholders Meeting and to the Raven

stockholders at the Raven Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Raven shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the Raven Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Raven and Eagle shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement/Prospectus concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. Prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Raven and Eagle shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response, and each Party will provide the other Party with a copy of all such filings made with the SEC. Raven and Eagle shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Raven and Eagle shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Raven Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Raven and Eagle.

(b) Eagle shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “Eagle Stockholders Meeting”) for the purpose of obtaining the Eagle Required Vote. Unless a Change in Eagle Recommendation has occurred in accordance with Section 5.4, Eagle and the Board of Directors of Eagle shall use their reasonable best efforts to obtain from the stockholders of Eagle the Eagle Required Vote. Unless a Change in Eagle Recommendation has occurred in accordance with Section 5.4, Eagle and its Board of Directors will recommend to its stockholders approval of the

Merger and Eagle shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Eagle Stockholders Meeting is scheduled, Eagle has not received proxies representing a sufficient number of shares of Eagle Common Stock to obtain the Eagle Required Vote, whether or not a quorum is present, Eagle shall have the right to (and at the request of Raven shall) make one or more successive postponements or adjournments of the Eagle Stockholders Meeting; provided that the Eagle Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Eagle Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Eagle of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. Eagle agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Eagle Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Eagle or its Board of Directors of any Acquisition Proposal, by any Change in Eagle Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Eagle Recommendation.

(c) Raven shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “Raven Stockholders Meeting”) for the purpose of obtaining the Raven Required Vote. Unless a Change in Raven Recommendation has occurred in accordance with Section 5.4, Raven and the Board of Directors of Raven shall use its reasonable best efforts to obtain from the stockholders of Raven the Raven Required Vote. Unless a Change in Raven Recommendation has occurred in accordance with Section 5.4, Raven and its Board of Directors will recommend to its stockholders approval of the Merger and Raven shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the Raven Stockholders Meeting is scheduled, Raven has not received proxies representing a sufficient number of shares of Raven Common Stock to obtain the Raven Required Vote, whether or not a quorum is present, Raven shall have the right to (and at the request of Eagle shall) make one or more successive postponements or adjournments of the Raven Stockholders Meeting; provided that the Raven Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Raven Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Raven of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. Raven agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Raven Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Raven or its Board of Directors of any Acquisition Proposal, by any Change in Raven Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Raven Recommendation.

(d) Each of Raven and Eagle shall cooperate and use their reasonable best efforts to cause the Raven Stockholders Meeting and the Eagle Stockholders Meeting to be held on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.2 Access to Information. Upon reasonable notice, and at the reasonable request of the other Party, (x) each of Raven and Eagle shall (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts, records and Representatives and (y) Eagle shall (and shall cause each of its Subsidiaries to) afford to Raven and its Representatives access to all of their properties, books, contracts, records and Representatives, and any other items as Raven or its Representatives may reasonably request regarding Tax matters referred to in Section 5.2 of the Eagle Disclosure Letter; provided that all such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No such investigation by either Raven or Eagle shall affect the representations and warranties of the other. The terms of the Confidentiality Agreement shall apply to any information and access provided pursuant to this Section 5.2.

Section 5.3 Efforts; Notice of Certain Events.

(a) Subject to the terms and conditions of this Agreement, each of Raven and Eagle shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Raven and Eagle shall (i) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable.

(b) Each of the Parties shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed substantive or other non-ministerial communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or substantive or other non-ministerial telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or substantive or other non-ministerial discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. In furtherance of the foregoing, prior to being exchanged with the other Party, any materials may be redacted (i) to remove references concerning the valuation of Raven, Eagle or the Surviving Corporation; (ii) as necessary to comply with contractual arrangements entered into prior to the date of this Agreement or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In furtherance and not in limitation of the foregoing, each of Raven and Eagle shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

(d) Raven and Eagle shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by this Agreement; provided that Raven and Eagle shall not be required to, and shall not without the other Party’s written approval (not to be unreasonably withheld, conditioned or delayed), incur any material expenses or liabilities in order to obtain such consents.

(e) Each of Eagle, the Board of Directors of Eagle, Raven and the Board of Directors of Raven shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.4 Non-Solicitation; Change in Recommendation.

(a) Each of Eagle and Raven agrees that neither it nor any of its Subsidiaries nor any of the Affiliates, directors, officers and employees of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any other effort or attempt to make or implement an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) provide any nonpublic information or data to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”) or (v) propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, in response to an unsolicited, bona fide written Acquisition Proposal (that did not result from such Party’s breach of this Section 5.4) made after the date of this Agreement, subject to compliance with the other terms of this Section 5.4 and Eagle or Raven, as applicable, first entering into a confidentiality agreement with the Person who has made such Acquisition Proposal having provisions that are no less favorable to such Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal), Eagle or Raven, as applicable, shall be permitted to (A) engage in discussions and negotiations with the Person who has made such Acquisition Proposal and (B) provide any nonpublic information or data in response to a request therefor to the Person who has made such Acquisition Proposal; provided that prior to taking any action described in clause (A) or (B) above, the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, determines in good faith after consultation with outside legal counsel that (I) based on the information then available and after consultation with its financial advisor, such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior

Proposal and (II) the failure to take such action would be inconsistent with the duties of the directors of the applicable board under applicable Law. Eagle or Raven, as applicable, shall provide the other with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to Eagle or Raven, as applicable.

(ii) Each of Eagle and Raven shall notify the other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related material documentation or material correspondence, including proposed agreements). Each Party shall also promptly, and in any event within 24 hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the other Party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto, including proposed agreements and any material change in its intentions as previously notified.

(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of Eagle, the Board of Directors of Raven, nor any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to the other Party, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to the other Party, the approval, recommendation or declaration of advisability by the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated hereby (a “Change in Eagle Recommendation” or a “Change in Raven Recommendation,” respectively).

(iv) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(iv)), prior to its respective meeting of stockholders to be held pursuant to Section 5.1, with respect to an Acquisition Proposal, the Board of Directors of Eagle or Board of Directors of Raven, as applicable, may make a Change in Eagle Recommendation or a Change in Raven Recommendation, as applicable, or authorize Eagle or Raven, as applicable, to terminate this Agreement to enter into an Acquisition Agreement, in each case, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) is made to Eagle or Raven, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the duties of the directors of the applicable board under applicable Law, (D) five Business Days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Superior Proposal Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal (including any change in the form or amount of consideration) shall require a new Notice of Superior Proposal Recommendation Change and a new five-Business Day period), (E) during such five-Business Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the applicable Board of Directors proposing to take such action, following such five-Business Day period, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that such Alternative Proposal constitutes a Superior Proposal and failure to do so would be inconsistent with the duties of the directors of the applicable board under applicable Law; provided, that in the case of termination of this Agreement to enter into an Acquisition Agreement pursuant to this Section 5.4(b)(iv), (x) the terminating Party shall pay or cause to be paid to the other Party the Eagle Termination Fee or the Raven Termination Fee, as applicable, required to be paid pursuant to Section 7.2(b) or Section 7.2(c), respectively, in connection with such termination and (y) neither the Party nor any Subsidiary or Representative thereof shall enter into any Acquisition Agreement unless this Agreement has been or is prior to or substantially concurrently terminated in accordance with its terms.

(v) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(v)), in circumstances not involving or relating to an Acquisition Proposal, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, the Board of Directors of Eagle or Board of Directors of Raven, as applicable, may make a Change in Eagle Recommendation or a Change in Raven Recommendation, as applicable, if and only if (A) a material change or development has occurred or arisen after the date of this Agreement that was neither known to such Party or its directors nor reasonably foreseeable as of the date of this Agreement (and which change or development does not involve or relate to an Acquisition Proposal), (B) the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, has determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law, (C) five Business Days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such five-Business Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the applicable Board of Directors proposing to take such action, following such five-Business Day period, again determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law.

(vi) Nothing contained in this Section 5.4 shall prohibit the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, from: (A) taking and disclosing to the stockholders of Eagle or Raven, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (B) making any “stop, look and listen” communication to the stockholders of Eagle or Raven, as applicable pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing clause (A) or (B) shall not permit the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, to make any Change in Eagle Recommendation or Change in Raven Recommendation, as applicable, except as permitted by Section 5.4(b)(iv) or Section 5.4(b)(v).

(c) Each of Eagle and Raven agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal, and will use reasonable efforts to enforce the provisions of such agreements.

(d) Neither Party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger and the other transactions contemplated hereby prior to the termination of this Agreement in accordance with its terms.

Section 5.5 NYSE Listing. Raven shall use reasonable best efforts to cause the shares of Raven Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 5.6 Employee Matters.

(a) For a period of one year following the Effective Time (the “Continuation Period”), Raven shall provide, or shall cause to be provided, to each employee of Eagle and its Subsidiaries who continues to be employed by Raven or its Subsidiaries following the Effective Time (the “Continuing Employees”), for so long as such Continuing Employee is employed following the Effective Time, (i) an annual base salary or wage rate that is no less favorable to such Continuing Employee than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual cash bonus opportunity that is no less than the annual cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Raven and its Subsidiaries, provided that, for purposes of this clause (iii), the employee benefits generally provided to employees of Eagle and its Subsidiaries as of immediately prior to the Effective Time shall be deemed to be no less favorable in the aggregate to those provided to similarly situated employees of Raven and its Subsidiaries, it being understood that the Continuing Employees may commence participation in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Raven or any of its Subsidiaries (collectively, the “New Plans”) at such times as are determined by Raven. Notwithstanding the foregoing, subject to such Continuing Employee executing (and not revoking during the applicable revocation period) a release of claims in favor of Raven and its Subsidiaries (including Eagle and its Subsidiaries), Raven shall provide, or shall cause to be provided, to each Continuing Employee (excluding any employee with an individual agreement providing for severance) whose employment terminates during the Continuation Period under circumstances set forth on Section 5.6(a) of the Eagle Disclosure Letter severance benefits that are set forth on Section 5.6(a) of the Eagle Disclosure Letter, and, for the avoidance of doubt, taking into account all of the Continuing Employee’s service with the Eagle and its Subsidiaries (and their predecessors) for purposes of determining the levels of severance benefits to be provided to such Continuing Employee. For the avoidance of doubt, nothing in this Agreement shall require Raven or any of its Subsidiaries to employ any Person.

(b) From and after the Effective Time, Raven shall, or shall cause the Surviving Corporation and its Subsidiaries, to assume and honor all Eagle Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and the Transactions shall be deemed to constitute a “change in control”, “change of control” or term of similar import, as applicable, under such Eagle Benefit Plans.

(c) Raven and Eagle agree to the matters set forth in Section 5.6(c) of the Eagle Disclosure Letter.

(d) For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Raven shall, or shall cause its applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Eagle Benefit Plan; (ii) use commercially reasonable efforts to provide each Continuing Employee and his or her eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Eagle Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Eagle Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with Eagle and its Subsidiaries, for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Eagle Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Raven and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(e) If requested by Raven not less than 10 Business Days before the Closing Date, Eagle shall adopt board resolutions and take such corporate action as is necessary to terminate the Eagle Benefit Plans that are Tax-qualified defined contribution plans with a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Eagle Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Raven. Upon the distribution of the assets in the accounts under the Eagle Qualified DC Plan to the participants, Raven shall permit such participants who are then actively employed by Raven or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Eagle Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Raven or its Subsidiaries.

(f) The provisions of this Section 5.6 are solely for the benefit of the Parties. No current or former director, officer, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Raven Benefit Plan, Eagle Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 5.6, nothing contained in this Agreement shall otherwise obligate Raven, Eagle or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

Section 5.7 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 (other than legal fees) shall be shared equally by Eagle and Raven.

Section 5.8 Governance. Raven shall take such actions as are necessary to cause the Eagle Designees to become members of the Board of Directors of Raven immediately after the Effective Time. In furtherance of the foregoing, Eagle and Raven agree to the matters set forth on Section 5.8 of the Raven Disclosure Letter. Raven shall take such actions as are necessary to cause the Eagle Chairman to (a) become the non-executive Vice Chairman of the Raven Board of Directors immediately after the Effective Time and (b) be appointed as a member of the Investment Committee of the Board of Directors of Raven immediately after the Effective Time.

Section 5.9 Indemnification and D&O Insurance.

(a) For six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present directors and officers of Eagle and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), in connection with such Indemnified Parties serving as a director, officer, employee, agent or other fiduciary of Eagle or any of its Subsidiaries or of any other Person if such service was at the request or for the benefit of Eagle or any of its Subsidiaries, in each case to the extent permitted by Law and to the same extent that Eagle or its Subsidiaries would have been permitted to do so pursuant to the Organizational Documents of Eagle or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.9, the provisions of this Section 5.9 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Organizational Documents of any Subsidiary of Eagle and (ii) except to the extent such agreement provides for an earlier termination, any other agreements (other than insurance contracts) of Eagle and its Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on the date of this Agreement, to the extent such agreements have been made available to Raven prior to the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger).

(c) Prior to the Effective Time, in consultation with Raven as provided in this Section 5.9(c), Eagle shall purchase a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of Eagle’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Eagle with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that Eagle shall, in cooperation with Raven, use commercially reasonable efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such “tail” policy and Eagle shall not commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by Eagle prior to the date of this Agreement for Eagle’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, Eagle shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. After the Effective Time, the Surviving Corporation shall cause such “tail” policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no Party shall have any other obligation to purchase or pay for any insurance hereunder. Eagle shall in good faith cooperate and consult with Raven prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Raven’s recommendations with respect thereto.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.10 Dividends.

(a) Each of Eagle and Raven shall declare a dividend to their respective stockholders, the record date, and payment date (to the extent practicable), for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), subject to funds being legally available therefor. The per share dividend amount payable by Eagle shall be an amount equal to (i) the per share amount of Eagle’s most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend record date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount per share (the “Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable by Eagle is equal to the Minimum Distribution Dividend. The per share dividend amount payable by Raven shall be an amount equal to (A) the per share amount of Raven’s most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend record date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (B) the Additional Dividend Amount (on a per share basis), if any, divided by the Exchange Ratio. If Eagle determines it is necessary to declare the Additional Dividend Amount, Eagle shall notify Raven in writing of such determination at least ten Business Days prior to Eagle Stockholders Meeting.

(b) If Eagle determines that it is necessary to declare a Special Eagle Distribution in accordance with Section 4.1(b)(iv) or if Raven determines that it is necessary to declare a Special Raven Distribution in accordance with Section 4.2(b)(iv), such Party shall notify the other Party in writing at least 10 Business Days prior to the Eagle Stockholders Meeting and the Raven Stockholders Meeting, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Eagle, to holders of shares of Eagle Common Stock, in an amount per share equal to the product of (A) the Special Raven Distribution declared by Raven with respect to each share of Raven Common Stock and (B) the Exchange Ratio and (ii) in the case of Raven, to holders of shares of Raven Common Stock, in an amount per share equal to the quotient obtained by dividing (x) the Special Eagle Distribution declared by Eagle with respect to each share of Eagle Common Stock by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.10 shall be the Closing Dividend Date.

(c) In the event that a dividend or distribution with respect to the shares of Eagle Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Eagle Common Stock shall be entitled to receive such dividend or distribution pursuant to and in accordance with Section 2.2.

Section 5.11 Public Announcements. Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE or (c) pursuant to Eagle’s or Raven’s rights pursuant to Section 5.4, Eagle and Raven shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.12 Tax Matters.

(a) Eagle and Raven agree to use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Notwithstanding anything to the contrary herein, upon Raven’s written request, Eagle shall use its reasonable best efforts to cause (x) any Subsidiary that is treated as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code) of (1) Eagle or (2) any Subsidiary of Eagle that is a REIT (a “Subsidiary REIT”) and (y) any Subsidiary set forth in Section 5.12(b) of the Eagle Disclosure Letter (each such Subsidiary identified in such written request, a “Converted Entity”) to (i) convert into a limited liability company (or other entity that is disregarded as an entity separate from Eagle or such Subsidiary REIT, as applicable, for U.S. federal income tax purposes) (a “Disregarded Entity”), (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as applicable, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code, if applicable)). Within ten (10) days of receiving any such written request, Eagle shall notify Raven in writing of any Subsidiary identified in such request with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Effective Time.

(c) Raven and Eagle shall take the actions described in Section 5.12(c) of the Eagle Disclosure Letter.

Section 5.13 Financing Cooperation.

(a) Eagle shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Raven in connection with financing arrangements (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Raven may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby. Such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements, (iii) as promptly as reasonably practical, and in any event at least 10 days prior to the Closing Date, furnishing Raven and any of its financing sources with (A) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income, equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for Eagle for the fiscal quarter ended September 30, 2016 and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least 40 days before the Closing Date and (B) in the event that the Closing Date occurs on a date that is more than 60 days following December 31, 2016, audited condensed consolidated balance sheets and related audited condensed consolidated statements of income, comprehensive income, equity and cash flows for the fiscal year ended December 31, 2016, in each case prepared in accordance with GAAP and (iv) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three Business Days prior to the Closing all documentation and other information with respect to Eagle and its Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act. Notwithstanding the foregoing, Eagle and its Subsidiaries and their respective Representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) that will be effective prior to the Closing and nothing in this Section 5.13 shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of Eagle or any of its Subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable Law, contract or Organizational Documents, (y) the Board of Directors of Eagle or the Board of Directors or similar governing body of any Subsidiary of Eagle to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the Closing or (z) Eagle or any of its Subsidiaries to incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Raven.

(b) Eagle shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Raven to do so, on the terms and conditions specified by Raven and in compliance with all applicable terms and conditions of the applicable Eagle Debt Agreement, seek an amendment or amendments to any of the Eagle Debt Agreements or pursue any approach chosen by Raven to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase or other treatment of, the Eagle Debt Agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). Eagle shall not be required to take any action in respect of any Debt Transaction until Raven shall have provided Eagle with drafts of the necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to Eagle (collectively, the “Debt Transaction Documents”) at least three (3) Business Days prior to the date of such requested action. Eagle shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Raven in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided, that the effectiveness of any such Debt Transaction Documents shall be expressly conditioned on the Closing. It is understood and agreed that a failure to effectuate any Debt Transaction shall not constitute a failure by Eagle to satisfy its obligations under this Section 5.13(b).

(c) Eagle shall, and shall cause its Subsidiaries to, after (and not prior to) the receipt of a written request from Raven to do so, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of each of the Eagle Credit Facilities and any other indebtedness of Eagle or its Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Raven in writing, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a written request from Raven to do so, Eagle and its Subsidiaries shall use commercially reasonable efforts to deliver to Raven (i) at least 10 Business Days prior to the Closing Date, a draft payoff letter with respect to each of the Eagle Credit Facilities and any other indebtedness (including mortgages) of Eagle or its Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least one Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Eagle Credit Facilities (the “Payoff Letters”) and any other indebtedness (including mortgages) of Eagle or its Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Eagle Credit Facilities or any other indebtedness of Eagle to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of Eagle and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.

Section 5.14 Transaction Litigation. Eagle shall give Raven the opportunity to participate in the defense or settlement of any stockholder litigation against Eagle or any of its Subsidiaries, directors, officers or employees relating to the Merger or the other transactions contemplated by this Agreement; provided that Eagle shall in any event control such defense; provided, further, that Eagle shall not, and shall not permit any of its Subsidiaries, directors, officers or employees to settle any such litigation without the prior written consent of Raven (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.15 Director Resignations. Eagle shall use its reasonable best efforts to cause to be delivered to Raven resignations executed by each director of Eagle in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.16 Delisting. Each of the Parties agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Eagle Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.17 Rule 16b-3 Matters. Prior to the Effective Time, the Parties shall, as applicable, take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Eagle equity securities (including derivative securities) and acquisitions of Raven equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Eagle subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Eagle to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18 Termination of Affiliate Agreements. Prior to the Effective Time, Eagle shall cause the Contracts listed in Section 5.18 of the Eagle Disclosure Letter to terminate with release of liability to any of the parties thereto (except as set forth in Section 5.18 of the Eagle Disclosure Letter) and provide written evidence of such termination and release of liability to Raven.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation. The respective obligation of each of Raven and Eagle to effect the Merger shall be subject to the satisfaction or waiver by Raven and Eagle in writing, at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. Eagle shall have obtained the Eagle Required Vote, and Raven shall have obtained the Raven Required Vote.

(b) NYSE Listing. The shares of Raven Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Eagle. The obligation of Eagle to effect the Merger is subject to the satisfaction or waiver by Eagle in writing, at or prior to the Closing, of the following additional conditions:

(a) Raven Representations and Warranties. (i) The representations and warranties of Raven set forth in the first two sentences of Section 3.2(b)(i) and in Section 3.2(b)(ii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Raven set forth in Section 3.2(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Raven set forth in Section 3.2(a), Section 3.2(b) (other than the first two sentences of Section 3.2(b)(i) and Section 3.2(b)(ii)), Section 3.2(m), Section 3.2(n), Section 3.2(t), Section 3.2(u) and Section 3.2(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Raven set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Raven Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(b) Performance of Raven Obligations. Raven shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Section 368 Opinion. Eagle shall have received the written opinion of its special counsel, Kirkland & Ellis LLP, dated the Closing Date and in form and substance reasonably satisfactory to Eagle, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Kirkland & Ellis LLP may rely upon the Eagle Tax Representation Letter and the Raven Tax Representation Letter.

(d) REIT Opinion. Raven shall have received a tax opinion of Foley & Lardner LLP, tax counsel to Raven, on which Eagle shall also be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to Eagle, to the effect that, at all times since its taxable year ended December 31, 1993 and through the Closing Date, Raven has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Raven to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering such opinion, Foley & Lardner LLP may (i) rely upon customary representations contained in an officer’s certificate executed by Raven and provided pursuant to Section 4.2(d) and (ii) assume the accuracy of the opinion provided pursuant to Section 6.3(d).

(e) Closing Certificate. Eagle shall have received a certificate signed on behalf of Raven by the Chief Executive Officer or the Chief Financial Officer of Raven, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Raven. The obligation of Raven to effect the Merger is subject to the satisfaction or waiver by Raven in writing, at or prior to the Closing, of the following additional conditions:

(a) Eagle Representations and Warranties. (i) The representations and warranties of Eagle set forth in the first two sentences of Section 3.1(b)(i) and in Section 3.1(b)(ii) and Section 3.1(b)(iii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Eagle set forth in Section 3.1(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Eagle set forth in Section 3.1(a), Section 3.1(b) (other than the first two sentences of Section 3.1(b)(i) and Section 3.1(b)(ii)), Section 3.1(m), Section 3.1(n), Section 3.1(t), Section 3.1(u) and Section 3.1(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Eagle set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Eagle Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(b) Performance of Eagle Obligations. Eagle shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Section 368 Opinion. Raven shall have received the written opinion of its special counsel, Wachtell, Lipton, Rosen & Katz, dated the Closing Date and in form and substance reasonably satisfactory to Raven, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may rely upon the Raven Tax Representation Letter and the Eagle Tax Representation Letter.

(d) REIT Opinion. Eagle shall have received a tax opinion of Kirkland & Ellis LLP tax counsel to Eagle, on which Raven shall also be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to Raven, to the effect that, at all times since its taxable year ended December 31, 1995 and through the Closing Date, Eagle has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Eagle to meet, through the Effective Time, the requirements for qualification and taxation as REIT under the Code. In rendering such opinion, Kirkland & Ellis LLP may rely upon customary representations contained in an officer’s certificate executed by Eagle and provided pursuant to Section 4.1(d).

(e) Closing Certificate. Raven shall have received a certificate signed on behalf of Eagle by the Chief Executive Officer or the Chief Financial Officer of Eagle, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time by action of Raven or Eagle (as applicable) only as follows:

(a) by mutual written consent of Raven and Eagle;

(b) by either Raven or Eagle, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in such order, decree or ruling;

(c) by either Raven or Eagle, if the Merger shall not have been consummated by 5:00 p.m., New York time, on June 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before such date;

(d) by Eagle, at any time before the time the Raven Required Vote is obtained, (i) upon a Change in Raven Recommendation or (ii) upon a Willful Breach by Raven of its obligations pursuant to Section 5.4;

(e) by Raven, at any time before the time the Eagle Required Vote, is obtained, (i) upon a Change in Eagle Recommendation or (ii) upon a Willful Breach by Eagle of its obligations pursuant to Section 5.4;

(f) by Eagle, if Raven shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement(other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(d) will apply), or if any representation or warranty of Raven shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Eagle to Raven of such breach, failure to perform or failure to be true; provided that Eagle shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Eagle is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(g) by Raven, if Eagle shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement(other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(e) will apply), or if any representation or warranty of Eagle shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Raven to Eagle of such breach, failure to perform or failure to be true; provided that Raven shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Raven is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(h) by either Raven or Eagle, if the Eagle Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Eagle Stockholders Meeting or at any adjournment or postponement thereof;

(i) by either Raven or Eagle, if the Raven Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Raven Stockholders Meeting or at any adjournment or postponement thereof;

(j) by Eagle, at any time prior to receiving the Eagle Required Vote, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.4(b)(iv) (it being understood that Eagle shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Eagle Termination Fee shall be paid pursuant to Section 7.2(b) prior to or concurrently with the termination of this Agreement by Eagle pursuant to this Section 7.1(j); or

(k) by Raven, at any time prior to receiving the Raven Required Vote, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.4(b)(iv) (it being understood that Raven shall enter into a definitive Acquisition

Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Raven Termination Fee shall be paid pursuant to Section 7.2(c) prior to or concurrently with the termination of this Agreement by Raven pursuant to this Section 7.1(k).

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Eagle or Raven as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Eagle or Raven or their respective directors or Representatives, except with respect to Section 5.7, this Section 7.2 and Article VIII and except for the Confidentiality Agreement, each of which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement.

(b) Eagle Termination Fee and Expense Reimbursement.

(i) If Raven terminates this Agreement pursuant to Section 7.1(e)(i), then Eagle shall pay to Raven the Eagle Termination Fee within two Business Days after the date of such termination.

(ii) In the event that (A) an Acquisition Proposal with respect to Eagle shall have been communicated to the Board of Directors of Eagle or any Person or group of Persons shall have publicly made or announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Eagle and, in the case of termination pursuant to Section 7.1(h), such Acquisition Proposal shall not have been publicly withdrawn at least five Business Days prior to the date of the Eagle Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Raven pursuant to Section 7.1(e)(ii); (2) by Raven or Eagle pursuant to Section 7.1(c) (if the Eagle Required Vote has not theretofore been obtained) or Section 7.1(h) or (3) by Raven pursuant to Section 7.1(g) and (C) before the date that is 12 months after the date of such termination, Eagle consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Eagle shall, on the earlier of the date such Acquisition Proposal is consummated or any such Acquisition Agreement is entered into, pay to Raven the Eagle Termination Fee less the amount of any Raven Expense Reimbursement previously paid to Raven (if any) pursuant to Section 7.2(b)(iii) (provided that, for purposes of clause (C) above, each reference to “15%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii) In the event that Raven or Eagle terminates this Agreement pursuant to Section 7.1(h), then Eagle shall pay to Raven the Raven Expense Reimbursement; provided that the payment by Eagle of the Raven Expense Reimbursement shall not relieve Eagle of any subsequent obligation to pay the Eagle Termination Fee pursuant to Section 7.2(b)(ii).

(iv) In the event that Eagle terminates this Agreement pursuant to Section 7.1(j), then Eagle shall prior to or substantially concurrently with such termination pay to Raven the Eagle Termination Fee.

(c) Raven Termination Fee and Expense Reimbursement.

(i) If Eagle terminates this Agreement pursuant to Section 7.1(d)(i), then Raven shall pay to Eagle the Raven Termination Fee within two Business Days after the date of such termination.

(ii) In the event that (A) an Acquisition Proposal with respect to Raven shall have been communicated to the Board of Directors of Raven or any Person or group of Persons shall have publicly made or announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Raven and, in the case of termination pursuant to Section 7.1(i), such Acquisition Proposal shall not have been publicly withdrawn at least five Business Days prior to the date of the Raven Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Eagle pursuant to Section 7.1(d)(ii), (2) by Raven or Eagle pursuant to Section 7.1(c) (if the Raven Required Vote has not theretofore been obtained) or Section 7.1(i) or (3) by Eagle pursuant to Section 7.1(f) and (C) before the date that is 12 months after the date of such termination, Raven consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Raven shall, on the earlier of the date such Acquisition Proposal is consummated or any such Acquisition Agreement is entered into, pay to Eagle the Raven Termination Fee less the amount of any Eagle Expense Reimbursement previously paid to Eagle (if any) pursuant to Section 7.2(c)(iii) (provided that, for purposes of clause (C) above, each reference to “15%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii) In the event that Raven or Eagle terminates this Agreement pursuant to Section 7.1(i), then Raven shall pay to Eagle the Eagle Expense Reimbursement; provided that the payment by Raven of the Eagle Expense Reimbursement shall not relieve Raven of any subsequent obligation to pay the Raven Termination Fee pursuant to Section 7.2(c)(ii).

(iv) In the event that Raven terminates this Agreement pursuant to Section 7.1(k), then Raven shall prior to or substantially concurrently with such termination pay to Eagle the Raven Termination Fee.

(d) In no event shall this Section 7.2 require (i) Eagle to pay the Eagle Termination Fee on more than one occasion or (ii) Raven to pay the Raven Termination Fee on more than one occasion.

(e) Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Eagle or Raven fails to pay all amounts due to the other Party under this Section 7.2 on the dates specified, then either Eagle or Raven, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party. Each of the Parties acknowledges that each of the Raven Expense Reimbursement, Eagle Expense Reimbursement, Raven Termination Fee and Eagle Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a Party in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(f) The “Eagle Termination Fee” shall be an amount equal to the lesser of (i) $150,000,000 (the “Eagle Base Amount”) and (ii) the maximum amount, if any, that can be paid to Raven without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Raven has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Raven which was not Qualifying Income), in each case as determined by independent accountants to Raven. Notwithstanding the foregoing, in the event Raven receives Tax Guidance providing that Raven’s receipt of the Eagle Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Eagle Termination Fee shall be an amount equal to the Eagle Base Amount and Eagle shall, upon receiving notice that Raven has received the Tax Guidance, pay to Raven the unpaid Eagle Base Amount within five Business Days. In the event that Raven is not able to receive the full Eagle Base Amount due to the above limitations, Eagle shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Raven unless and until Raven receives either one or a combination of the following once or more often: (x) a letter from Raven’s independent accountants indicating the maximum amount that can be paid at that time to Raven without causing Raven to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Eagle shall pay to Raven the lesser of the unpaid Eagle Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Eagle has been notified thereof. The obligation of Eagle to pay any unpaid portion of the Eagle Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Eagle to pay the Eagle Termination Fee terminates shall be released to Eagle. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.

(g) The “Raven Termination Fee” shall be an amount equal to the lesser of (i) $240,000,000 (the “Raven Base Amount”) and (ii) the maximum amount, if any, that can be paid to Eagle without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Eagle has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Eagle which was not Qualifying Income), in each case as determined by independent accountants to Eagle. Notwithstanding the foregoing, in the event Eagle receives Tax Guidance providing that Eagle’s receipt of the Raven

Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Raven Termination Fee shall be an amount equal to the Raven Base Amount and Raven shall, upon receiving notice that Eagle has received the Tax Guidance, pay to Eagle the unpaid Raven Base Amount within five Business Days. In the event that Eagle is not able to receive the full Raven Base Amount due to the above limitations, Raven shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Eagle unless and until Eagle receives either one or a combination of the following once or more often: (x) a letter from Eagle’s independent accountants indicating the maximum amount that can be paid at that time to Eagle without causing Eagle to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Raven shall pay to Eagle the lesser of the unpaid Raven Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Raven has been notified thereof. The obligation of Raven to pay any unpaid portion of the Raven Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Raven to pay the Raven Termination Fee terminates shall be released to Raven.

(h) The “Raven Expense Reimbursement” shall be an amount equal to the lesser of (i) the reasonable and documented out-of-pocket expenses incurred by Raven in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $45,000,000 (the “Raven Expense Reimbursement Base Amount”) and (ii) the maximum amount, if any, that can be paid to Raven without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Raven has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Raven which was not Qualifying Income), in each case as determined by independent accountants to Raven. Notwithstanding the foregoing, in the event Raven receives Tax Guidance providing that Raven’s receipt of the Raven Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Raven Expense Reimbursement shall be an amount equal to the Raven Expense Reimbursement Base Amount and Eagle shall, upon receiving notice that Raven has received the Tax Guidance, pay to Raven the unpaid Raven Expense Reimbursement Base Amount within five Business Days. In the event that Raven is not able to receive the full Raven Expense Reimbursement Base Amount due to the above limitations, Eagle shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Raven unless and until Raven receives either one or a combination of the following once or more often: (x) a letter from Raven’s independent accountants indicating the maximum amount that can be paid at that time to Raven without causing Raven to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Eagle shall pay to Raven the lesser of the unpaid Raven Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Eagle has been notified thereof. The obligation of Eagle to pay any unpaid portion of the Raven Expense Reimbursement shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Eagle to pay the Raven Expense Reimbursement terminates shall be released to Eagle.

(i) The “Eagle Expense Reimbursement” shall be an amount equal to the lesser of (i) the reasonable and documented out-of-pocket expenses incurred by Eagle in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $45,000,000 (the “Eagle Expense Reimbursement Base Amount”) and (ii) the maximum amount, if any, that can be paid to Eagle without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Eagle has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Eagle which was not Qualifying Income), in each case as determined by independent accountants to Eagle. Notwithstanding the foregoing, in the event Eagle receives Tax Guidance providing that Eagle’s receipt of the Eagle Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Eagle Expense Reimbursement shall be an amount equal to the Eagle Expense Reimbursement Base Amount and Raven shall, upon receiving notice that Eagle has received the Tax Guidance, pay to Eagle the unpaid Eagle Expense Reimbursement Base Amount within five Business Days. In the event that Eagle is not able to receive the full Eagle Expense Reimbursement Base Amount due to the above limitations, Raven shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Eagle unless and until Eagle receives either one or a combination of the following once or more often: (x) a letter from Eagle’s independent accountants indicating the maximum amount that can be paid at that time to Eagle without causing Eagle to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Raven shall pay to Eagle the lesser of the unpaid Raven Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Raven has been notified thereof. The obligation of Raven to pay any unpaid portion of the Eagle Expense Reimbursement shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Raven to pay the Eagle Expense Reimbursement terminates shall be released to Raven.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Amendment; Waiver. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Eagle and Raven, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective Parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).

(a)	if to Eagle, to:

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, New York 10022

Attention:     Chief Executive Officer

                     General Counsel

Fax No.:       (212) 253-4149

(b)	with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     David Fox, P.C.

                     Sarkis Jebejian, P.C.

                     Michael P. Brueck

Fax No:        (212) 446-4900

(c)	if to Raven, to:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, FL 32202

Attention:     General Counsel

Fax No.:       (904) 356-8214

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     Adam O. Emmerich

                     Robin Panovka

                     Edward J. Lee

Fax No.:       (212) 403-2000

Section 8.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” in this Agreement shall mean that the item referred to has been provided to the receiving Party prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” References to a wholly owned subsidiary of Raven shall include the Raven Operating Partnership and any wholly owned subsidiary of the Raven Operating Partnership.

Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (b) except (i) as provided in Section 5.9(e) and (ii) following the Effective Time, the rights of the holders of Eagle Common Stock to receive the Merger Consideration and the rights of holders of Eagle Equity Awards to receive payments, in each case, in accordance with the terms and subject to the conditions of Article II, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 8.7 Governing Law. Except to the extent the Merger or any of the other transactions contemplated hereby may be required to be governed by the laws of the State of Florida, this Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.10 Submission to Jurisdiction . Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX

DEFINITIONS

Section 9.1 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Eagle or Raven, as applicable, or any of their respective Subsidiaries or (b) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in the case of (a) or (b), if consummated would result in, any Person (or the stockholders or other equity interest holders of such Person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of Eagle or Raven (or of the surviving parent entity in such transaction), as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of Eagle or Raven, as applicable, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement, each of the Gazelle Stockholders, and each of its Affiliates, shall be deemed to be an Affiliate of Eagle.

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 7, 2016, between Raven and Eagle, as it may be amended.

“Contract” means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation, in each case that is legally binding.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Eagle Chairman” means the Chairman of the Board of Directors of Eagle as of the date of this Agreement.

“Eagle Credit Facilities” means the Eagle Revolving Credit Facility and each of the Eagle Term Loan Agreements.

“Eagle Debt Agreements” means (a) each of the Eagle Credit Facilities; (b) the Eagle Notes Indenture; (c) the Eagle Note Purchase Agreement and (d) any mortgage by Eagle or its Subsidiaries.

“Eagle Designees” means (a) the Eagle Chairman (or any other person as may be agreed in writing by Eagle and Raven at least 10 Business Days prior to the mailing of the Joint Statement/Prospectus) and (b) two other individuals who are serving as independent directors on the Board of Directors of Eagle as of the date of this Agreement as designated by Eagle to Raven in writing at least 10 Business Days prior to the mailing of the Joint Statement/Prospectus; provided that the individuals described in this clause (b) must be reasonably acceptable to the Board of Directors of Raven.

“Eagle Equity Awards” means the Eagle Stock Options, the Eagle Restricted Stock Awards and the Eagle LTIP Awards, taken together.

“Eagle Equity Plan” means the Eagle Amended and Restated 2000 Executive Incentive Compensation Plan.

“Eagle Material Adverse Effect” means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of Eagle and its Subsidiaries, taken as a whole; provided, however, that an Eagle Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Eagle operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation or announcement of this Agreement, and the transactions contemplated hereby (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by Eagle to meet any internal or published projections (whether published by Eagle or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of an Eagle Material Adverse Effect may be taken into account in determining whether there has been an Eagle Material Adverse Effect); (h) any change in the price or trading volume of shares of Eagle Common Stock or any other publicly traded securities of Eagle (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of an Eagle Material Adverse Effect may be taken into account in determining whether there has been an Eagle Material Adverse Effect); (i) any reduction in the credit rating of Eagle or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of an Eagle Material Adverse Effect may be taken into account in determining whether there has been an Eagle Material Adverse Effect); and (j) any bankruptcy, insolvency or reorganization of any tenant under any Eagle Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Eagle Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Eagle relative to other companies of comparable size to Eagle operating in the industry in which Eagle operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether an Eagle Material Adverse Effect has occurred.

“Eagle Material Contract” means any Contract to which Eagle or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:

(a) is required to be filed as an exhibit to the Eagle SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

(b) relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Eagle or any of its Subsidiaries (or would so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), or that otherwise restricts or limits in any material respect the lines of business conducted by Eagle or any of its Subsidiaries or the geographic area in which Eagle or any of its Subsidiaries may conduct business (or would so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), other than any ground lease;

(d) involves any merger, consolidation or similar business combination transaction;

(e) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without cost or penalty and requiring aggregate payments by Eagle or any of its Subsidiaries in excess of $5,000,000 during their remaining term;

(f) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

(g) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction ;

(h) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Eagle Property that has a fair market value of greater than $50,000,000, or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Eagle Property that is material to Eagle;

(i) prohibits the payment of dividends or distributions in respect of Eagle Common Stock or shares or other equity interests of any Subsidiary of Eagle; or

(j) constitutes a loan to any Person (other than a wholly owned Subsidiaries of Eagle) by Eagle or any of its Subsidiaries in an amount in excess of $5,000,000.

“Eagle Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 20, 2016, by and among Eagle and the purchasers named therein, pursuant to which Eagle issued its 3.81% Series A Senior Unsecured Notes due 2026 and 3.91% Series B Senior Unsecured Notes due 2026, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Eagle Notes” means Eagle’s 3.75% Senior Notes due 2022 issued pursuant to the Eagle Notes Indenture.

“Eagle Notes Indenture” means the Indenture, dated as of September 9, 1998, between Eagle (as successor by merger to IRT Property Company) and U.S. Bank National Association, as trustee, as supplemented by Supplemental Indenture No. 13, dated as of October 25, 2012, between Eagle, the guarantors party thereto and U.S. Bank National Association, as successor to SunTrust Bank (formerly known as SunTrust Bank, Atlanta), as trustee, in respect of the Eagle Notes, and as otherwise modified or supplemented prior to the date of this Agreement.

“Eagle Revolving Credit Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 10, 2014, by and among Eagle, each of the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Eagle Term Loan Agreements” means (a) that certain Loan Agreement, dated as of December 2, 2015, by and among Eagle, each of the financial institutions from time to time party thereto and PNC Bank, National Association, as Administrative Agent; and (b) that certain Amended and Restated Loan Agreement, dated as of December 10, 2014, by and among Eagle, each of the financial institutions from time to time party thereto and PNC Bank, National Association, as administrative agent, in each case as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment, including Laws relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Minimum Distribution Dividend” shall mean a distribution with respect to Eagle’s taxable year ending at the Effective Time which is sufficient to allow Eagle to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“Permitted Lien” means any (a) Liens relating to the Indebtedness set forth on Section 9.1(a) of the Raven Disclosure Letter or Section 9.1(a) of the Eagle Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Raven Property or Eagle Property, as applicable, (d) zoning regulations, permits and licenses, (e) Liens that are disclosed on the existing Raven Title Insurance Policies or Eagle Title Insurance Policies as in existence on the date hereof, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) any supplemental Taxes or assessments not shown by the public records and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Raven Property or Eagle Property, as applicable, or the continued use and operation of the applicable Raven Property or Eagle Property, as applicable, in each case, as currently used and operated, (h) rights of parties in possession, and (i) ordinary course, non-exclusive licenses of intellectual property rights.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Raven Common Stock” means common stock, par value $0.01, of Raven.

“Raven Equity Plans” means the Raven 2011 Omnibus Incentive Plan and the Raven Long Term Omnibus Plan.

“Raven Material Adverse Effect” means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of Raven and its Subsidiaries, taken as a whole; provided, however, that a Raven Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Raven operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation or announcement of this Agreement, and the transactions contemplated hereby (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by Raven to meet any internal or published projections (whether published by Raven or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Raven Material Adverse Effect may be taken into account in determining whether there has been a Raven Material Adverse Effect); (h) any change in the price or trading volume of shares of Raven Common Stock or any other publicly traded securities of Raven (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Raven Material Adverse Effect may be taken into account in determining whether there has been a Raven Material Adverse Effect); (i) any reduction in the credit rating of Raven or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Raven Material Adverse Effect may be taken into account in determining whether there has been a Raven Material Adverse Effect); and (j) any bankruptcy, insolvency or reorganization of any tenant under any Raven Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Raven Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Raven relative to other companies of comparable size to Raven operating in the industry in which Raven operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Raven Material Adverse Effect has occurred.

“Raven Material Contract” means any Contract to which Raven or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound that:

(a) is required to be filed as an exhibit to the Raven SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

(b) relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Raven or any of its Subsidiaries, or that otherwise restricts or limits in any material respect the lines of business conducted by Raven or any of its Subsidiaries or the geographic area in which Raven or any of its Subsidiaries may conduct business, other than any ground lease and other than Contracts that are terminable on 12 months or less notice without material cost or penalty;

(d) involves any merger, consolidation or similar business combination transaction;

(e) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without material cost or penalty and requiring aggregate payments by Raven or any of its Subsidiaries in excess of $30,000,000 during their remaining term;

(f) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $20,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

(g) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction ;

(h) grants to any Person a right of first refusal, a right of first offer or an option, in each case, to purchase, acquire, sell or dispose of any Raven Property that has a fair market value of greater than $50,000,000;

(i) prohibits the payment of dividends or distributions in respect of Raven Common Stock or shares or other equity interests of any Subsidiary of Raven; or

(j) constitutes a loan to any Person (other than a wholly owned Subsidiaries of Raven) by Raven or any of its Subsidiaries in an amount in excess of $20,000,000.

“Raven Preferred Stock” means preferred stock, par value $0.01, of Raven.

“Raven Special Common Stock” means special common stock, par value $0.01, of Raven.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of Raven or Eagle, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

“Superior Proposal” means, with respect to Eagle or Raven, as applicable, a bona fide written Acquisition Proposal that the Board of Directors of Eagle or the Board of Directors of Raven , respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable to the stockholders of Eagle or Raven, respectively, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 9.1, except that the references to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Return” shall mean any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“to Eagle’s knowledge” or “to the knowledge of Eagle” means the actual knowledge, after reasonable inquiry, of any of the persons listed in Section 9.1(b)(ii) of the Eagle Disclosure Letter.

“to Raven’s knowledge” or “to the knowledge of Raven” means the actual knowledge, after reasonable inquiry, of any of the persons listed in Section 9.1(b) of the Raven Disclosure Letter.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement.

Section 9.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition Agreement	59
Acquisitions	46
Additional Dividend Amount	67
Agreement	1
Articles Amendment	2
Articles of Merger	2
Bankruptcy and Equitable Exceptions	12
Base Amount	66
Blue Sky Laws	13
Change in Eagle Recommendation	61
Change in Raven Recommendation	61
Chosen Courts	83
Closing	2
Closing Date	2
Closing Dividend Date	67
Code	1
Continuation Period	63
Continuing Employees	63
Converted Entity	68
Debt Transaction	69
Debt Transaction Documents	69
Disregarded Entity	68
DOS	2
Eagle	1
Eagle Base Amount	77
Eagle Benefit Plans	19
Eagle Book-Entry Shares	3
Eagle Capitalization Date	11
Eagle Certificates	3
Eagle Common Stock	3
Eagle Disclosure Letter	9
Eagle Employees	21
Eagle ESPP	9
Eagle Expense Reimbursement	79
Eagle Expense Reimbursement Base Amount	79

Eagle Intellectual Property	26
Eagle Leases	24
Eagle LTIP Award	8
Eagle Preferred Stock	11
Eagle Properties	23
Eagle Property	23
Eagle Qualified DC Plan	64
Eagle Required Vote	22
Eagle Restricted Stock Award	8
Eagle SEC Documents	14
Eagle Stock Option	7
Eagle Stockholders Meeting	56
Eagle Tax Representation Letter	49
Eagle Termination Fee	77
Eagle Third Party	24
Eagle Title Insurance Policy	25
Effective Time	2
Eligible Shares	3
EPCRA	87
Exchange Act	13
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	1
Excluded Shares	3
FBCA	2
Form S-4	55
Gazelle Stockholders	1
Governance Agreement	1
Governmental Entity	13
HMTA	87
Indemnified Parties	65
Joint Proxy Statement/Prospectus	55
Letter of Transmittal	4
Material Eagle Leases	24
Material Raven Leases	40
Merger	2
Merger Consideration	1
Merger Consideration Cashout Value	7
MGCL	2
New Plans	63
Notice of Superior Proposal Recommendation Change	61
NYSE	6
Organizational Documents	10
Outside Date	74
Parties	1
Party	1

Payoff Letters	70
Permits	26
Qualifying Income	78
Raven	1
Raven Base Amount	78
Raven Benefit Plans	37
Raven Capitalization Date	28
Raven Disclosure Letter	27
Raven Employees	38
Raven Expense Reimbursement	79
Raven Expense Reimbursement Base Amount	79
Raven Intellectual Property	42
Raven Leases	40
Raven Operating Partnership	28
Raven Properties	39
Raven Property	39
Raven Required Vote	39
Raven Restricted Stock Award	8
Raven SEC Documents	31
Raven Stock Issuance	39
Raven Stockholders Meeting	56
Raven Tax Representation Letter	54
Raven Termination Fee	78
Raven Third Party	41
Raven Title Insurance Policy	41
RCRA	87
REIT Requirements	77
Sarbanes-Oxley Act	14
SDAT	2
Securities Act	9
Series 6 Raven Preferred Stock	28
Series 7 Raven Preferred Stock	28
Special Eagle Distribution	45
Special Raven Distribution	51
Subsidiary REIT	68
Surviving Corporation	2
Tax Guidance	78
TSCA	87
Voting Agreement	1
Voting Debt	12

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Raven and Eagle have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

REGENCY CENTERS CORPORATION

By:	/s/ Martin E. Stein, Jr.
Name: Martin E. Stein, Jr.
Title: Chairman and Chief Executive Officer

EQUITY ONE, INC.

By:	/s/ David Lukes
Name: David Lukes
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

REGENCY CENTERS CORPORATION

Pursuant to Section 607.1003 and Section 607.1006, Florida Business Corporation Act, the Board of Directors of Regency Centers Corporation, a Florida corporation (the “Corporation”), on November     , 2016, approved the amendment of the Restated Articles of Incorporation to amend Article 4.1 of the Restated Articles of Incorporation and to recommend that the Corporation’s holders of common stock approve the amendment of Article 4.1 of the Restated Articles of Incorporation.

The holders of the Corporation’s common stock, the sole voting group entitled to vote on this amendment of the Restated Articles of Incorporation, at a properly noticed stockholders’ meeting on                          , 2017, approved the amendment of Article 4.1 of the Restated Articles of Incorporation. The number of votes cast for the amendment by the Corporation’s holders of common stock was sufficient for approval.

Accordingly, Article 4.1 of the Restated Articles of Incorporation shall read in its entirety as follows:

“ARTICLE 4

CAPITAL STOCK

Section 4.1 Authorized Capital. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is two hundred and sixty million (260,000,000) shares (the “Capital Stock”) divided into classes as follows:

(a) Thirty million (30,000,000) shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”), and which may be issued in one or more classes or series as further described in Section 4.2; and

(b) Two hundred and twenty million (220,000,000) shares of voting common stock having a par value of $0.01 per share (the “Common Stock”); and

(c) Ten million (10,000,000) shares of common stock having a par value of $0.01 per share (the “Special Common Stock”) and which may be issued in one or more classes or series as further described in Section 4.4

All such shares shall be issued fully paid and nonassessable.”

These Articles of Amendment to the Corporation’s Restated Articles of Incorporation shall become effective on                          , 2017.

IN WITNESS WHEREOF, the undersigned [            ] of the Corporation has executed this Amendment to the Restated Articles of Incorporation this             day of                      , 2017.

Name:

Title:

A-2-